UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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PPL Electric Utilities Corporation

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PPL Electric Utilities Corporation

Notice of Annual Meeting of Shareowners

        The Annual Meeting of Shareowners of PPL Electric Utilities Corporation (“PPL Electric Utilities” or “the Company”) will be held at the offices of the Company at Two North Ninth Street, Allentown, Pennsylvania, on Tuesday, April 24, 2001, at 8:30 a.m. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Information Statement, and to transact such other business as may properly come before the Meeting or any adjournments thereof:

1.	The election of directors.

        The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.

        Proxies are not being solicited from PPL Electric Utilities shareowners because a quorum exists for the Meeting based on the PPL Electric Utilities stock held by its parent, PPL Corporation (“PPL”). PPL owns all of the common stock and as a result 99% of the voting shares of PPL Electric Utilities, and intends to vote all of these shares in favor of the election of the Company’s nominees as directors.

        Only Shareowners of record at the close of business on Wednesday, February 28, 2001, will be entitled to vote at the Annual Meeting or any adjournments thereof. All Shareowners are invited to attend the Meeting in person. If the Annual Meeting is interrupted or delayed for any reason, the Shareowners attending the adjourned Meeting shall constitute a quorum and may act upon such business as may properly come before the Meeting.

By Order of the Board of Directors.

Elizabeth Stevens Duane
Secretary
March 12, 2001

Information Statement

        The Company’s principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number (610) 774-5151. This Information Statement was first released to Shareowners on or about March 12, 2001.

        PPL Electric Utilities’ parent, PPL, owns all of the shares of the Company’s common stock, which represents 99% of PPL Electric Utilities’ outstanding voting shares. As a result, a quorum exists for the Annual Meeting based on PPL’s stock ownership. ACCORDINGLY, WE ARE NOT ASKING THE SHAREOWNERS FOR A PROXY, AND SHAREOWNERS ARE REQUESTED NOT TO SEND US A PROXY.

OUTSTANDING STOCK AND VOTING RIGHTS

        The Board of Directors has established Wednesday, February 28, 2001, as the record date for Shareowners entitled to vote at the Annual Meeting (the “Record Date”). The transfer books of the Company will not be closed. PPL Electric Utilities’ Restated Articles of Incorporation (the “Articles”) divide its voting stock into four classes: 4 1 /2% Preferred Stock, Series Preferred Stock, Preference Stock and Common Stock. There were no shares of Preference Stock outstanding on the Record Date. Each currently outstanding share of each class of stock entitles the holder to one vote upon any business properly presented to the Annual Meeting. A total of 103,204,705 shares was outstanding on the Record Date, consisting of 102,230,382 shares of Common Stock (all owned by PPL), 247,658 shares of 4 1 /2% Preferred Stock and 726,665 shares of Series Preferred Stock.

        As of February 15, 2001, the following are the only entities known by the Company to own more than five percent of any class or series of preferred stock entitled to vote at the Annual Meeting:

Title	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class (all Preferred Stock)
6.75% Series Preferred Stock	Wellington Management Company, LLP 75 State Street Boston, MA 02109	85,000(a	)	8.72%

(a)
Number of shares beneficially owned includes shares for which Wellington Management Company, LLP exercises investment and/or voting power, but which are held by one of its wholly owned subsidiaries and/or investment advisory clients.

        Although proxies are not being solicited, Shareowners may attend the Annual Meeting and vote in person. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 28, 2001, the record date for voting. PPL intends to vote all of its shares of the Company’s common stock, or 99% of the voting shares of the Company, in favor of election of each of the nominees for director (see “Election of Directors”), thereby assuring the election of these directors.

        To preserve voter confidentiality, the Company voluntarily limits access to Shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a Shareowner has voted to any employee of PPL subsidiaries or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

        With respect to the election of directors, Shareowners have the unconditional right of cumulative voting. Shareowners may vote in this manner by multiplying the number of shares registered in their respective names on the Record Date by the total number of directors to be elected at the Annual Meeting and casting all of such votes for one nominee or distributing them among any two or more nominees. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person’s name in the list of nominees. Shares will be voted for the remaining nominees on a pro rata basis.

PROPOSAL 1: ELECTION OF DIRECTORS

        The nominees this year are John R. Biggar, Michael E. Bray, Paul T. Champagne, Lawrence E. De Simone, Robert J. Grey, William F. Hecht, Frank A. Long and James H. Miller who are currently serving as directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, PPL intends to vote its shares of PPL Electric Utilities common stock for the election of such other person as the Board of Directors may recommend in place of that nominee.

The Board of Directors
recommends that Shareowners vote FOR Proposal 1

NOMINEES FOR DIRECTORS:

JOHN R. BIGGAR, 56, serves as Executive Vice President and Chief Financial Officer of the Company’s parent, PPL Corporation. Mr. Biggar earned a Bachelor’s degree in political science from Lycoming College and a Juris Doctor degree from the College of Law at Syracuse University. He joined the Company in 1969. Before being named as Executive Vice President and Chief Financial Officer of PPL Corporation and PPL Electric Utilities Corporation in 2000, Mr. Biggar served two years as Senior Vice President and Chief Financial Officer and 14 years as Vice President-Finance. Mr. Biggar has been a Director since PPL’s subsidiary realignment on July 1, 2000.

MICHAEL E. BRAY, 53, serves as President of PPL Electric Utilities Corporation and also serves as Chief Executive Officer of PPL Gas Utilities Corporation, a subsidiary of PPL Corporation specializing in natural gas distribution, transmission and storage services and the sale of propane. Mr. Bray holds a B.S. in mechanical engineering from the University of Missouri and a M.B.A. from Washington University. Mr. Bray has worked for 30 years in the energy industry, holding key positions at General Electric Co. from 1970 to 1987. He currently serves as Vice Chairman of the Energy Association of Pennsylvania. Prior to joining the Company in April 2000, he served as President and Chief Executive Officer of Consolidated Edison Development, Inc., Senior Vice President of the Electric Business Unit of Long Island Lighting Co. and President and Chief Executive Officer of D.B. Riley Consolidated, Inc. Mr. Bray has been a Director since PPL’s subsidiary realignment on July 1, 2000.

PAUL T. CHAMPAGNE, 42, serves as President of PPL Global, LLC, a subsidiary of PPL Corporation that invests in and develops world-wide power projects. Mr. Champagne earned a B.S. in chemical engineering and completed master’s course work in mechanical engineering at the University of Illinois. Prior to joining the Company in 1995, he served in several business development positions at Edison Mission Energy Company, including Midwest regional manager. Before being named as President of PPL Global in 1999, Mr. Champagne served as Vice President and Senior Development Officer. Mr. Champagne has been a Director since PPL’s subsidiary realignment on July 1, 2000.

LAWRENCE E. DE SIMONE, 53, serves as President of PPL EnergyPlus, LLC, a PPL Corporation subsidiary that markets energy in 42 states and Canada. Mr. De Simone earned a B.A. in economics from Claremont McKenna College and a Ph.D. in business administration from the University of California at Berkeley. Before joining the Company in 1998, Mr. De Simone served as Senior Vice President-Energy Services for Virginia Power Co. and President of Central & South West Corp.’s energy services and telecommunications operations as well as its Vice President for Strategic Planning. He has been a Director since PPL’s subsidiary realignment on July 1, 2000.

ROBERT J. GREY, 50, serves as Senior Vice President, General Counsel and Secretary of the Company’s parent, PPL Corporation. Mr. Grey earned his B.A. from Columbia University, a Master of Laws degree in taxation from George Washington University and a Doctor of Law degree from Emory University. Before being named as Senior Vice President, General Counsel and Secretary of PPL Corporation and PPL Electric Utilities Corporation in 1996, Mr. Grey served as Vice President, General Counsel and Secretary. Before joining the Company in 1995, Mr. Grey served as General Counsel for Long Island Lighting Company and was a partner with the law firm of Preston Gates & Ellis. He has been a Director since PPL’s subsidiary realignment on July 1, 2000.

WILLIAM F. HECHT, 57, is Chairman, President and Chief Executive Officer of the Company’s parent, PPL Corporation. Mr. Hecht received a B.S. and M.S. in Electrical Engineering from Lehigh University, and joined the Company in 1964. He was elected President and Chief Operating Officer in 1991 and was named Chairman,
President and Chief Executive Officer of the Company in 1993, and to his PPL position in February 1995. Mr. Hecht is a director of Dentsply International, Inc. and serves on the board of a number of civic and charitable organizations. Mr. Hecht has been a Director since 1990.

FRANK A. LONG, 60, is a Director and Executive Vice President of the Company’s parent, PPL Corporation. Mr. Long received a B.S. in Electrical Engineering from Northeastern University, and joined the Company in 1963. Senior Vice President-System Power & Engineering from 1990 until 1993, he was named Executive Vice President and Chief Operating Officer of the Company in 1993 and to his PPL position in February 1995. Mr. Long is director of the Smart Discovery Center. Mr. Long has been a Director since 1993.

JAMES H. MILLER, 52, is President of PPL Generation, LLC, a PPL Corporation subsidiary that operates nearly 10,000 megawatts of electricity generating capacity in Pennsylvania, Montana and Maine. Mr. Miller earned a B.S. degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear program. Before joining the Company in February 2001, Mr. Miller served as Executive Vice President of USEC, Inc., President of ABB Environmental Systems, President of UC Operating Services, President of ABB Resource Recovery Systems and Plant Manager, Delmarva Power and Light Co. Mr. Miller has been a Director since February 5, 2001.

GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Director Attendance at Board Meetings

        The Board of Directors held 3 meetings during 2000. Each director attended 100% of the meetings held by the Board and its Committees during the year. The average attendance of directors at the Board and Committee meetings held during 2000 was 100%.

PPL Corporation Realignment

        On July 1, 2000, PPL, the Company’s parent completed the realignment of PPL and its subsidiaries, including the Company. Since that date, the Company’s directors have all been employees of the Company or of other PPL affiliates, and the Company’s Board of Directors has had no committees.

Compensation of Directors

        Directors who are Company employees receive no separate compensation for service on the Board of Directors.

Stock Ownership

        As noted above, all the common stock of PPL Electric Utilities is owned by PPL. No directors or executive officers own any PPL Electric Utilities preferred stock.

Retirement Plans for Executive Officers

        PPL Electric Utilities’ officers are eligible for benefits under the PPL Retirement Plan and the PPL Supplemental Executive Retirement Plan (“SERP”) upon retirement. The following table shows the estimated annual retirement benefits for executive officers payable under these Plans for officers hired before January 1, 1998.

Estimated Annual Retirement Benefits
at Normal Retirement Age of 65
Officers Hired Before 1/1/98

	Years of Service
Five-Year Average Annual Compensation	15 Years	20 Years	25 Years	30 Years
$ 300,000	103,068	143,568	158,568	173,568
350,000	123,318	170,568	188,068	205,568
400,000	143,568	197,568	217,568	237,568
450,000	163,818	224,568	247,068	269,568
500,000	184,068	251,568	276,568	301,568
550,000	204,318	278,568	306,068	333,568
600,000	224,568	305,568	335,568	365,568
650,000	244,818	332,568	365,068	397,568
700,000	265,068	359,568	394,568	429,568
750,000	285,318	386,568	424,068	461,568
800,000	305,568	413,568	453,568	493,568
850,000	325,818	440,568	483,068	525,568
900,000	346,068	467,568	512,568	557,568
950,000	366,318	494,568	542,068	589,568
1,000,000	386,568	521,568	571,568	621,568
1,050,000	406,818	548,568	601,068	653,568
1,100,000	427,068	575,568	630,568	685,568
1,150,000	447,318	602,568	660,068	717,568
1,200,000	467,568	629,568	689,568	749,568
1,250,000	487,818	656,568	719,068	781,568

        Benefits under the Retirement Plan are calculated by determining the greater of two formulas. One formula uses average compensation for the highest 60 consecutive months in the final 120 months of employment, and the other formula uses a fixed percentage of actual compensation for each year of service added up over all years of service. Benefits under the SERP are based on length of service and the average compensation for the highest 60 consecutive months in the final 120 months of employment. For purposes of calculating benefits under the Retirement Plan, the compensation used is base salary less amounts deferred pursuant to the PPL Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table which follows. For purposes of calculating benefits under the SERP, the compensation used is base salary, cash bonus, and, in some cases, the value of any restricted stock grant for the year in which earned, as listed in the Table, as well as dividends paid on restricted stock.

        Benefits payable under the Retirement Plan are subject to limits set forth in the Internal Revenue Code and are not subject to any deduction for Social Security benefits or other offset. They are computed on the basis of the life annuity form of pension at the normal retirement age of 65. Benefits payable under the SERP are computed on the same basis; are offset by Retirement Plan benefits and the maximum Social Security benefit payable at 65; and are reduced for retirement prior to age 60.

        As of January 1, 2001, the years of credited service under the Retirement Plan for Messrs. Bray, McCabe and Abel were .58, 6.08 and 19.92, respectively. The years of credited service under the SERP for Messrs. McCabe and Abel are three years less than under the Retirement Plan.

        For officers hired on or after January 1, 1998, including Mr. Bray, benefits under the SERP are based on a new formula, as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the SERP; (ii) the percentage of pay provided as a retirement benefit is changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee’s date of hire instead of at age 30.

        The following table shows the estimated annual retirement benefits for executive officers payable under the new SERP formula:

Estimated Annual Retirement Benefits
at Normal Retirement Age of 65
Officers Hired On or After 1/1/98

	Years of Service
Five-Year Average Annual Compensation	15 Years	20 Years	25 Years	30 Years
$ 300,000	90,000	120,000	142,500	165,000
350,000	105,000	140,000	166,250	192,500
400,000	120,000	160,000	190,000	220,000
450,000	135,000	180,000	213,750	247,500
500,000	150,000	200,000	237,500	275,000
550,000	165,000	220,000	261,250	302,500
600,000	180,000	240,000	285,000	330,000
650,000	195,000	260,000	308,750	357,500
700,000	210,000	280,000	332,500	385,000
750,000	225,000	300,000	356,250	412,500
800,000	240,000	320,000	380,000	440,000
850,000	255,000	340,000	403,750	467,500
900,000	270,000	360,000	427,500	495,000
950,000	285,000	380,000	451,250	522,500
1,000,000	300,000	400,000	475,000	550,000
1,050,000	315,000	420,000	498,750	577,500
1,100,000	330,000	440,000	522,500	605,000
1,150,000	345,000	460,000	546,250	632,500
1,200,000	360,000	480,000	570,000	660,000
1,250,000	375,000	500,000	593,750	687,500

        For existing officers, effective January 1, 1998, benefits under the SERP are calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula includes restricted stock grants only to the extent earned through December 31, 2001 and will be frozen as of December 31, 2001, and compensation for purposes of the new formula includes restricted stock grants only to the extent earned through December 31, 1997. The years of credited service under the SERP for Mr. Bray are 3.58.

SUMMARY COMPENSATION TABLE

        The following table summarizes all compensation for the President and the most highly compensated executive officers for the last three fiscal years. Each officer was an employee of the Company until June 30, 2000. After PPL’s subsidiary realignment, Mr. Bray continued as an employee of the Company, but Messrs. McCabe and Abel became employees of PPL Services Corporation.

		Annual Compensation			Long-Term Compensation

Name and Principal Position	Year	Salary [1] ($)	Bonus [1] ($)	Other Annual Compensation [2] ($)	Restricted Stock Award [3] ($)	Options (#)	All Other Compensation [4] ($)

Michael E. Bray President and Vice Chair	2000 1999 1998	197,307 0 0	189,080 0 0	0 0 0	143,236 0 0	0 0 0	68,394 0 0

Joseph J. McCabe [5] Vice President and Controller	2000 1999 1998	194,617 174,000 161,768	91,817 63,842 42,209	0 0 0	58,131 28,400 21,330	15,950 13,100 0	5,294 3,887 3,313

James E. Abel [5] Treasurer	2000 1999 1998	191,584 154,813 119,132	90,658 64,046 23,231	0 0 0	57,270 27,291 13,500	15,410 5,750 0	5,697 4,365 3,223

[1]
Salary and bonus data include deferred compensation. Bonus data includes a one-time employment bonus of $50,000 for Mr. Bray, who joined the Company in April 2000 as Senior Vice President. Effective July 1, 2000, Mr. Bray became President and Vice Chair.

[2]	Includes longevity pay (which is compensation for vacation earned, but not taken).
[3]
Mr. Bray was granted 2,500 shares of restricted PPL common stock with a three-year restriction period, as a one-time employment bonus. The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 2000, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Bray—2,500 shares ($112,975), Mr. McCabe—3,410 shares ($154,098) and Mr. Abel—2,610 shares ($117,946). These year-end data do not include awards made in January 2001 for 2000 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards to these individuals have a restriction period of three years.

[4]	Includes Company contributions to the Officers’ Deferred Savings Plan and the ESOP accounts; also includes relocation expenses paid to Mr. Bray in 2000.
[5]	Effective July 1, 2000, these Officers are not paid separately as officers of PPL Electric Utilities.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table provides information on option grants in fiscal 2000 to the named executive officers.

		Individual Grants [1]			Grant Date Value
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2000	Exercise or Base Price	Expiration Date	Grant Date [2] Present Value
M. E. Bray	0	0%	$ —	—	$ —
J. J. McCabe	15,950	1	22.6525	1/27/2010	52,795
J. E. Abel	15,410	1	22.6525	1/27/2010	51,007

[1]	Exercisable in three equal annual installments beginning January 28, 2001.
[2]
Values indicated are an estimate based on a modified Binomial option pricing model. Although executives risk forfeiting these options under certain circumstances, these risks are not factored into the calculated values. The actual value realized will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty that the actual value realized will be at or near the value estimated by the modified Binomial option pricing model.

        Assumptions used for the modified Binomial model are as follows:

Risk-free interest rate	6.75%
Volatility	19.66%
Dividend yield	5.70%
Time of exercise	10 years

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2000		Value of Unexercised In-the-Money Options at December 31, 2000
			Exercisable #	Unexercisable #	Exercisable $	Unexercisable $
M. E. Bray	0	—	—	0	0	0
J. J. McCabe	0	—	4,367	24,683	78,873	549,258
J. E. Abel	1,917	$25,220	0	19,243	—	428,205

        Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option grants and $44.91, the average of the high and low price of PPL common stock on December 29, 2000.

CHANGE IN CONTROL ARRANGEMENTS

        PPL has entered into agreements with each of the named executive officers, which agreements provide benefits to the officers upon certain terminations of employment following a change in control of PPL (as such term is defined in the agreements). The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL, or any prior severance agreement.

        Each of the agreements continues in effect until December 31, 2001, and the agreements generally are automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreements will expire no earlier than thirty-six months after the month in which the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if PPL terminates the officer’s employment following a change in control for any reason other than death, disability, retirement or “cause,” or if the officer terminates employment for “good reason” (as such terms are defined in the agreements).

        The benefits consist of a lump sum payment equal to three times the sum of (a) the officer’s base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason, and (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. (This bonus amount would include the value of restricted stock awards for calendar years prior to 1998.) In addition, under the terms of each agreement, PPL would provide the officer and dependents with continuation of welfare benefits (reduced to the extent the officer receives comparable benefits), and would pay the officer unpaid incentive compensation that has been allocated or awarded, a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the Company for an additional thirty-six months, outplacement services for up to three years and, for Mr. Bray, a gross-up payment for any excise tax imposed under the Internal Revenue Code. In addition, under the agreements, PPL would provide post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the thirty-six month period following the change in control.

        In addition, in the event of a change in control or certain circumstances that may lead to a change in control, the Compensation and Corporate Governance Committee of the Board of Directors of PPL may change or eliminate the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan.

EMPLOYMENT AGREEMENT

        Mr. Bray has an employment agreement with the Company which provides for a base annual salary for his first year of employment of $285,000, guaranteed for one year unless terminated for cause. If his employment is terminated for reasons other than for cause after his first year of employment, he will continue to receive his salary for a period of 52 weeks or until he secures alternative employment, whichever occurs first, under certain conditions. In addition, Mr. Bray as an officer of the Company participates in the Short-Term Incentive Plan and the Incentive Compensation Plan; his contract guarantees that his first-year Short-Term cash award and restricted stock multiples will be based on a guaranteed minimum of 100% goal attainment and will be calculated based on a full year’s base salary. Under the agreement, Mr. Bray also participates in the SERP described above.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

GENERALLY

        PPL Corporation (“PPL,” and together with its subsidiaries, the “Company”) is the parent holding company for numerous subsidiaries. PPL’s principal operating subsidiaries are PPL Electric Utilities Corporation, (“PPL Electric Utilities”) PPL EnergyPlus, LLC, PPL Generation, LLC and PPL Global, LLC.

        The Compensation and Corporate Governance Committee of PPL’s Board of Directors (the “Committee”) establishes compensation and benefit practices for the members of PPL’s Corporate Leadership Council (which sets corporate policy for the Company) and the presidents of PPL’s principal operating subsidiaries, including Mr. Bray 1 (collectively the “senior officers”). This Committee is comprised entirely of independent outside directors.

        Mr. Bray joined the Company in April 2000, and his initial compensation was established based on competitive market conditions. This initial compensation included the grant of 2,500 shares of restricted PPL common stock with a three-year restriction period, as approved by the Committee.

        Messrs. Abel and McCabe are officers of PPL Electric Utilities and certain other affiliated companies. Accordingly, their compensation discussed herein includes compensation earned for services to PPL Electric Utilities and its affiliates.

        For 2000, the Company had in place two major components of compensation for the executive officers—base salary and incentive compensation. Base salaries reflect the value of the various Company positions relative to similar positions—both within the Company and in other companies—and individual executive performance. For 2000, the incentive program had three separate elements. Under PPL’s Short-Term Incentive Plan, the Committee made cash awards to the senior officers based on the achievement of key corporate financial and operational goals. Cash awards were made by the CLC to Messrs. Abel and McCabe for the achievement of key corporate and operational goals and individual performance. Under PPL’s Incentive Compensation Plan, restricted shares of PPL common stock were granted to the executive officers based on the achievement of certain strategic goals designed to position the Company for success in the new competitive environment. Finally, under the Incentive Compensation Plan, the Committee granted stock options to the executive officers. Because these options give the executives the right to buy a fixed number of shares of PPL stock in the future at an exercise price based on the market price on the grant date, the option value is tied directly to increases in the stock price and these options closely align management and shareowner interests.

BASE SALARIES

        In general, the Company’s objective is to provide salary levels that are sufficiently competitive with comparable companies to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Company regularly reviews salary information for similar companies provided by outside compensation consultants. In addition, the Company annually reviews the performance of each executive to determine the appropriate level of base salary adjustment for that individual.

        Mr. Bray’s 2000 base salary was established upon his joining the Company on April 17, 2000, based on salaries for similar positions at other companies. The 2000 base salaries of Messrs. Abel and McCabe were approved by the Executive Vice President and Chief Financial Officer of PPL, to whom they report, based on market conditions and individual performance. As a result, the base salaries of Messrs. Abel and McCabe were adjusted, effective as of February 21, 2000.

INCENTIVE AWARDS

        The incentive awards component of executive compensation is based on the Company’s achievement of specific corporate financial, operational and strategic goals and increases in shareowner value. This incentive program achieves the Company’s objective of placing a large portion of executive compensation “at risk” based on such corporate performance. The incentive awards are made in the form of cash, restricted PPL stock and stock options.

Cash Awards

        Under PPL’s Short-Term Incentive Plan, the Committee made cash awards to the senior officers for the achievement of specific, independent goals established by the Committee in early 2000. Cash awards to Messrs. Abel and McCabe were made by the CLC for the achievement of these 2000 goals and for individual performance. For 2000, the executive officers had an award target of 40%.

        Annual awards are determined by applying these target percentages to the percentage of goal attainment. The performance goals for each year are established by the Committee, and the Committee reviews actual results at each year-end to determine the appropriate goal attainment percentage to apply to the salary targets.

        The goal categories for 2000 included specific financial and operational measures for the Company, designed to enhance the Company’s position for success in the competitive market. The weightings for each of these general categories varied for the individual officers to reflect the different levels of influence they have on attainment of the goals. Mr. Bray’s goal weightings for 2000 were as follows:

Goal Category
Financial	Operational— PPL Electric Utilities	Operational— Other Subsidiaries
20%	70%	10%

        With respect to Messrs. Abel and McCabe, 60% of their cash award was based on achievement of key corporate financial and operational goals and 40% on individual performance. The weightings of these corporate goals were 20% for the financial goals and 40% for the operational goals (based on the operational results of PPL Electric Utilities and various affiliates).

        When the level of goal attainment was measured at the end of the year and the category weightings were multiplied by the annual award target for each position, each executive officer’s cash award was determined for 2000 performance.

Restricted Stock Awards

        Under PPL’s Incentive Compensation Plan, restricted PPL stock also is made available to officers based on the achievement of strategic objectives designed to position the Company to continue to provide value to shareowners. Goals for 2000 were related to completion of the Company’s corporate realignment, implementation of a corporate system to evaluate the financial performance of subsidiary businesses, business development and growth in shareowner value. Annual awards are based on the achievement of these strategic goals. For 2000, the executive officers had an award target as a percentage of base salary of 30%.

        Awards are made in the form of restricted stock equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. This stock award encourages increased stock ownership on the part of the officers and aligns the interests of management and shareowners.

        The Committee determines the applicable restriction period for the stock at the time of grant, which, under the terms of the Incentive Compensation Plan, must be at least three years and not more than ten years from the date of grant. That is, the officer can be divested of this stock during the restriction period if he or she terminates employment. The Plan also provides that, upon death or disability of an officer, the outstanding restricted stock awards made to that officer will be prorated. In such cases, the Committee may provide the officer with the entire award rather than the prorated portion. In this way, grants of restricted stock serve as an incentive for senior management to continue their employment with the Company and, therefore, contribute to continuity in top management. In the past, the grants of restricted stock to the executive officers under the Incentive Compensation Plan have been restricted for a period of three years.

Stock Option Awards

        Under PPL’s Incentive Compensation Plan, the Committee may grant officers options to purchase shares of PPL common stock in the future. Because the exercise price for these options is based on the market price of the stock at the time of the grant, the ultimate value received by the option holders is directly tied to increases in the stock price and, therefore, stock options serve to closely link the interests of management and shareowners and motivate executives to make decisions that will serve to increase the long-term total return to shareowners. Additionally, the option grants include vesting and termination provisions that the Committee believes will encourage the option holders to remain employees of the Company or its affiliates. As with the cash and restricted stock awards discussed above, the stock option grants varied by accountability level based on award targets. Based on its review of market compensation data, the Committee in January 2000 determined that the level of option grants to the executive officers was substantially below the marketplace. In order to remain competitive in this regard and to further align the interests of the executive officers and shareowners, the Committee significantly increased the level of option grants to the executive officers.

*  *  *  *  *  *

        The 2000 incentive awards made to the executive officers are shown on pages 6 and 7. In January 2001, the Committee reviewed performance achieved during 2000 for the financial and operational goals under the Short-Term Incentive Plan. During 2000, Mr. Bray achieved 122% of the goals relative to his areas of responsibility. As a result of the weighting system described above, Mr. Bray received an incentive cash award as a percent of base salary of 48.8%. Based on the achievement of their goals and individual performance and as a result of the weighting system described above, Messrs. Abel and McCabe each received an incentive cash award as a percent of their base salary of 46.4%.

        In January 2001, the Committee also reviewed the Company’s performance on the established strategic goals under the Incentive Compensation Plan. During 2000, the Company achieved 100% of these goals. Applying the award targets set forth above, the executive officers each received a restricted stock award of 30% of base salary.

        Finally, the Committee made the following awards of non-qualified stock options in January 2000 under the Incentive Compensation Plan: Mr. Abel—15,410 options; and Mr. McCabe—15,950 options. Because Mr. Bray did not join the Company until April 2000, he was not a participant in the 2000 option program. However, he is participating in that program beginning in January 2001.

COMPENSATION OF THE PRESIDENT

        As discussed above, Mr. Bray’s 2000 base salary of $285,000 was established upon his joining the Company in April 2000 based on a review of salaries of incumbents in similar positions at comparable companies.

        Based on the Company’s 2000 performance on the specific corporate financial and operational goals discussed above, Mr. Bray received a cash award equal to approximately 48.8% of his salary. Based on the Company’s 2000 performance on the strategic goals discussed above, Mr. Bray received a restricted stock award equal to approximately 30% of his salary.

The Board of Directors

William F. Hecht, Chairman
John R. Biggar
Michael E. Bray
Paul T. Champagne
Lawrence E. De Simone
Robert J. Grey
Frank A. Long
James H. Miller

INDEPENDENT ACCOUNTANTS

        Upon the recommendation of PPL’s Audit Committee, which is composed of directors who are not employees of the Company or its affiliates, the Board of Directors of PPL appointed PricewaterhouseCoopers LLP to serve as independent accountants for the year ending December 31, 2001, for PPL and its subsidiaries, including the Company. This appointment is subject to reconsideration by the Board if it is not ratified by the Shareowners of PPL.

FEES TO INDEPENDENT AUDITORS

Audit Fees

        The aggregate fees from PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal year were $192,000.

Financial Information Systems Design and Implementation Fees

        PricewaterhouseCoopers LLP did not render any professional services for the Company for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

All Other Fees

        The aggregate fees from PricewaterhouseCoopers LLP for services rendered to the Company other than the Audit Fees and the Financial Information Systems Design and Implementation Fees for the fiscal year ended December 31, 2000 were $2,500.

        The Audit Committee of PPL also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of such independent auditor.

MISCELLANEOUS

        The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the Shareowners should arise, it is intended that the persons named as proxies will vote in accordance with their best judgment.

PROPOSALS FOR 2002 ANNUAL MEETING

        To be included in the Proxy material for the 2002 Annual Meeting, any proposal intended to be presented at that Meeting by a Shareowner must be received by the Secretary no later than November 14, 2001. To be properly brought before the Meeting, any proposal must be received by seventy-five days prior to the 2002 Annual Meeting.

ANNUAL FINANCIAL STATEMENTS

        The Company’s annual financial statements and related management discussion are appended to this document.

By Order of the Board of Directors.
Elizabeth Stevens Duane
Secretary

March 12, 2001

Schedule A

PPL Electric Utilities Corporation
2000 Financial Statements

Contents

GLOSSARY OF TERMS AND ABBREVIATIONS

        AFUDC (Allowance for Funds Used During Construction)—the cost of equity and debt funds used to finance construction projects that is capitalized as part of construction cost.

        Clean Air Act (Federal Clean Air Act Amendments of 1990)—legislation enacted to address certain environmental issues including acid rain, ozone and toxic air emissions.

        CTC—competitive transition charge on customer bills to recover allowable transition costs under the Customer Choice Act.

        Customer Choice Act—(Pennsylvania Electricity Generation Customer Choice and Competition Act)—legislation enacted to restructure the state’s electric utility industry to create retail access to a competitive market for generation of electricity.

        DEP—Pennsylvania Department of Environmental Protection.

        DRIP—Dividend reinvestment plan.

        EITF (Emerging Issues Task Force)—an organization that aids the FASB in identifying emerging issues that may require FASB action.

        Energy Marketing Center—business unit responsible for marketing and trading wholesale energy and capacity. Effective July 1, 2000, the Energy Marketing Center is part of PPL EnergyPlus.

        FASB (Financial Accounting Standards Board)—a rulemaking organization that establishes financial accounting and reporting standards.

        FERC (Federal Energy Regulatory Commission)—federal agency that regulates interstate transmission and wholesale sales of electricity and related matters.

        GAAP—Generally accepted accounting principles.

        IBEW—International Brotherhood of Electrical Workers.

        ICP—Incentive Compensation Plan.

        ITC—intangible transition charge on customer bills to recover intangible transition costs associated with securitizing stranded costs under the Customer Choice Act.

        JCP&L—Jersey Central Power & Light Company.

        NO x —nitrogen oxide.

        NRC (Nuclear Regulatory Commission)—federal agency that regulates operation of nuclear power facilities.

        NUGs (Non-Utility Generators)—generating plants not owned by public utilities whose electrical output must be purchased by utilities under the PURPA if the plant meets certain criteria.

        PCB (Polychlorinated Biphenyl)—additive to oil used in certain electrical equipment up to the late-1970s. Now classified as a hazardous chemical.

        PLR—provider of last resort, referring to PPL Electric providing electricity to retail customers within its delivery territory who have chosen not to shop for electricity under the Customer Choice Act.

        PPL—PPL Corporation, the parent holding company of PPL Electric, PPL Energy Funding and other subsidiaries.

        PPL Capital Trust—a Delaware statutory business trust created to issue Preferred Securities, whose common securities are held by PPL Electric.

        PPL Capital Trust II—a Delaware statutory business trust created to issue Preferred Securities, whose common securities are held by PPL Electric.

        PPL Electric—PPL Electric Utilities Corporation, a regulated subsidiary which distributes and transmits electricity in its service territory, and provides electric supply to retail customers in this territory as a PLR.

        PPL Energy Funding—PPL Energy Funding Corporation, an unregulated subsidiary which, as of July 1, 2000, is the parent company for most of PPL’s unregulated businesses.

        PPL EnergyPlus—PPL EnergyPlus, LLC, an unregulated subsidiary of PPL Energy Funding which markets wholesale electricity and supplies energy and energy services in newly deregulated markets.

        PPL Gas Utilities —PPL Gas Utilities Corporation, a regulated subsidiary specializing in natural gas distribution, transmission and storage services, and the sale of propane.

        PPL Generation—PPL Generation, LLC, an unregulated subsidiary of PPL Energy Funding which, effective July 1, 2000, owns and operates U.S. generating facilities through various subsidiaries.

        PPL Holtwood—PPL Holtwood, LLC, a subsidiary of PPL Generation which, effective July 1, 2000, owns PPL’s hydroelectric generating operations in Pennsylvania.

        PPL Services—PPL Services Corporation, an unregulated subsidiary of PPL which, as of July 1, 2000, provides shared services for PPL and its subsidiaries.

        PPL Susquehanna—PPL Susquehanna, LLC, the nuclear generating subsidiary of PPL Generation effective July 1, 2000.

        Preferred Securities—Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures (issued by PPL Capital Trust and PPL Capital Trust II).

        PPL Transition Bond Company—PPL Transition Bond Company, LLC, a wholly-owned subsidiary of PPL Electric, formed to issue transition bonds under the Customer Choice Act.

        PUC (Pennsylvania Public Utility Commission)—state agency that regulates certain ratemaking, services, accounting, and operations of Pennsylvania utilities.

        PUC Final Order—final order issued by the PUC on August 27, 1998, approving the settlement of PPL Electric Utilities’ restructuring proceeding.

        SEC—Securities and Exchange Commission.

        SFAS (Statement of Financial Accounting Standards)—accounting and financial reporting rules issued by the FASB.

        Superfund—federal and state environmental legislation that addresses remediation of contaminated sites.

        VEBA (Voluntary Employee Benefit Association Trust)—trust accounts for health and welfare plans for future.

REVIEW OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PPL ELECTRIC UTILITIES CORPORATION

        On July 1, 2000, PPL and PPL Electric completed a corporate realignment in order to effectively separate PPL Electric’s regulated transmission and distribution businesses from its recently deregulated generation businesses and to better position the companies and their affiliates in the new competitive marketplace. The corporate realignment included the following key features:

•
PPL Electric contributed its generating and certain other related assets, along with associated liabilities, to new unregulated generating subsidiaries of PPL Generation. In connection with the contribution, PPL Energy Funding, the parent company of PPL Generation, assumed $670 million aggregate principal amount of PPL Electric debt issued to affiliated companies.

•
PPL Electric also contributed assets associated with its wholesale energy marketing activities, along with associated liabilities, to its wholly-owned subsidiary, PPL EnergyPlus, and contributed its interest in PPL EnergyPlus to PPL Energy Funding.

•	PPL Electric distributed, in a “tax-free spin-off” all of the outstanding shares of stock of PPL Energy Funding to PPL, which resulted in PPL Energy Funding becoming a wholly-owned subsidiary of PPL.

•
PPL Electric entered into agreements with PPL EnergyPlus for the purchase of electricity to meet all of PPL Electric’s requirements through 2001 as a PLR for customers who have not selected an alternative supplier under the Customer Choice Act.

        As a result of the corporate realignment, PPL Electric’s principal businesses are the regulated transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in that territory as a PLR. Other subsidiaries of PPL and PPL Electric are generally aligned in the new corporate structure according to their principal business functions.

        The corporate realignment followed receipt of various regulatory approvals, including approvals from the PUC, the FERC, the NRC and the IRS.

Forward-looking Information

        Certain statements contained in these financial statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Electric believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to have been correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the Review of the Financial Condition and Results of Operations section herein, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; PPL Electric’s profitability and liquidity; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; performance of new ventures; and PPL Electric’s commitments and liabilities. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Electric’s other documents on file with the SEC.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL Electric to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and PPL Electric undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

Results of Operations

        The following discussion explains significant changes in principal items on the Consolidated Statement of Income comparing 2000 to 1999, and 1999 to 1998. Certain items on the Consolidated Statement of Income have been impacted by the corporate realignment undertaken by PPL and PPL Electric effective July 1, 2000. See Note 13 to the Financial Statements for information regarding the corporate realignment.

        The Consolidated Statement of Income of PPL Electric for 2000 includes the results of its remaining activities (the transmission and distribution of electricity in its service territory and the supply of electricity as a PLR in this territory under Pennsylvania’s Customer Choice Act) for the second half of the year. The results for the first six months of 2000 and the entire year 1999 also include PPL Electric’s former electric generation and unregulated wholesale and retail marketing functions. When discussing the results of operations for 2000 compared with 1999, the estimated results of operations of the electric generation and unregulated marketing assets during the second half of 1999 are eliminated for purposes of comparability.

Earnings

	2000	1999	1998
	($ Millions)
Earnings available to PPL— excluding nonrecurring items	$237	$337	$301
Nonrecurring items:
Environmental insurance recoveries	24
Sale of Sunbury plant and related assets		42
Securitization (Note 2)		19
PUC restructuring charge (Note 2)			(915)
FERC municipalities settlement (Note 2)			(32)
Settlement with NUG			18
PPL Gas Utilities acquisition costs			3
Other impacts of restructuring			38

Earnings available to PPL—actual	$261	$398	$(587)

        The earnings of PPL Electric for 2000, 1999 and 1998 were impacted by several nonrecurring items. Earnings in 2000 benefited by $24 million from insurance settlements for past and potential future environmental exposures. Refer to specific Notes to Financial Statements for discussion of certain of these nonrecurring items. The nonrecurring items without note references are discussed in “Other Income and (Deductions).” In addition, the PUC restructuring adjustments provided a favorable impact of about $38 million on earnings in the second half of 1998.

        The decrease in adjusted earnings in 2000 compared with 1999 was primarily due to the corporate realignment completed on July 1, 2000. (See “Corporate Realignment” for additional discussion). After eliminating the estimated results of the electric generation and marketing assets from the earnings in the second half of 1999, comparable earnings for 1999 would have been an estimated $228 million. The $237 million adjusted earnings for 2000 were $9 million higher than the estimated adjusted earnings for 1999. This increase was primarily due to higher margins on wholesale energy transactions, an end of the one year 4% rate reduction for delivery customers, a 2.6% increase in electric delivery sales, gains on sales of emission allowances and lower pension expenses. These earnings gains were partially offset by higher interest expense and income taxes, and the write-off of a regulatory asset for the loss incurred in the Retail Access Pilot Program.

        Excluding the effects of nonrecurring items, 1999 earnings were $337 million compared with $301 million for 1998. The adjusted earnings for 1999 represents a $36 million improvement compared with 1998. The earnings improvement was primarily due to higher margins on wholesale energy and marketing activities, an increase in electricity supplied to commercial and industrial customers, lower taxes and lower depreciation on generation assets. In addition, 1998 earnings were adversely impacted by mild winter weather. These earnings improvements in 1999 were partially offset by a 4% rate reduction for electric delivery customers in Pennsylvania and by the loss of customers who shopped for alternate electric generation suppliers. In addition, 1998 earnings benefited from certain regulatory treatments that did not carry over to 1999.

Operating Revenues

    Retail Electric

        The increase (decrease) in revenues from electric operations was attributable to the following (millions of dollars):

	2000 vs. 1999	1999 vs. 1998
PPL Electric
Electric delivery	$ 28	$(179)
PLR electric generation supply	32	(159)
PPL EnergyPlus
Electric generation supply	(155)	416
Other	6	25

	$ (89)	$103

        After eliminating the revenues transferred in the corporate realignment from the results for the second half of 1999, operating revenues from retail electric operations increased by $150 million during 2000 compared with 1999. This was primarily due to an increase in PPL EnergyPlus’ supply volumes in the first half of 2000 compared with the same period in 1999. This increase was driven by PPL EnergyPlus’ marketing efforts in Pennsylvania and surrounding states that have been implemented to secure and retain end use customers in these deregulated states. Also contributing to the increase were higher PPL Electric retail delivery and PLR supply sales in 2000. This was due to increased usage by commercial and residential customers and fewer service territory customers selecting a supplier other than PPL Electric.

        Operating revenues from retail electric operations increased by $103 million in 1999 compared with 1998. This was due to PPL Electric and PPL EnergyPlus providing 6.5% more electricity to retail customers during 1999 compared with 1998. These revenue gains were partially offset by a one-year 4% reduction in PPL Electric’s regulated rates, effective January 1, 1999, in connection with the PUC Final Order in PPL Electric’s restructuring proceeding.

Wholesale Energy Marketing and Trading

        The increase (decrease) in revenues from wholesale energy marketing and trading activities was attributable to the following (millions of dollars):

	2000 vs. 1999	1999 vs. 1998
PPL Electric Utilities
Bilateral Sales	$(337)	$ 36
PJM	(44)
Cost-based contracts	(85)	(69)
Gas & oil sales	(143)	229
Other	(5)	1
NUG purchases sold to affiliate	84

	$(530)	$197

        Wholesale energy marketing and trading revenues decreased by $530 million in 2000 compared with 1999. After eliminating the revenues transferred in the corporate realignment from the results for the second half of 1999, wholesale energy marketing and trading revenues increased by $153 million in 2000 compared with 1999. This was primarily due to increased bilateral sales revenues reflecting higher market pricing and sales volumes to other counterparties.

        Wholesale energy marketing and trading revenues increased by $197 million in 1999 compared with 1998. This increase was predominately due to wholesale gas revenues, which increased nearly four-fold. This increase was, in part, due to a need for more supply to meet the greater demand for gas-fired generation and an increase in retail gas marketing activities. The decrease in revenues from cost-based contracts reflected the phase-down of the capacity and energy agreement with JCP&L by 189,000 kilowatts from 1998. The contract expired in December 1999.

Fuel

        Electric fuel costs decreased by $245 million in 2000 compared with 1999. After eliminating the expenses associated with assets transferred in the corporate realignment from the results for the second half of 1999, electric fuel costs decreased by $20 million compared with 1999. This decrease was attributed to lower generation because of the Holtwood plant closing in April 1999, the sale of the Sunbury plant in November 1999, plant outages, and reduced operation of less economical units. In addition, lower nuclear fuel expense contributed to the decrease in electric fuel costs. During the first quarter of 1999, there was a charge of $5 million to accrue for the increase in estimated costs of dry cask canisters for the on-site spent fuel storage at the Susquehanna plant.

        Electric fuel costs decreased by $45 million in 1999 when compared to 1998. The decrease resulted from lower generation by PPL Electric’s coal-fired and oil/gas fired units, as well as lower fuel prices for coal. The lower coal-fired generation resulted from units being dispatched less during off-peak periods, as a result of NO x allowances affecting the unit costs from May to September of 1999. The Holtwood plant closing and the Sunbury plant sale (See “Power Plant Operations” discussion) also contributed to the decrease in generation. In addition, PPL Electric entered into a rail contract which lowered coal freight prices effective June 1999. These decreases were partially offset by higher fuel prices for nuclear and oil/gas-fired stations.

Energy Purchases

        Energy purchases increased by $22 million in 2000 compared with 1999. After eliminating the expenses of assets transferred in the corporate realignment from the results for the second half of 1999, energy purchases increased by $301 million during 2000 compared with 1999. During the first half of 2000, energy purchases increased by $166 million over the same period in 1999. This was primarily due to higher purchases to support PPL EnergyPlus’ increased unregulated retail electric and gas sales. Also, higher per unit prices for these purchases contributed to the increase in energy purchases, coupled with recognized losses on certain long-term forward transactions. The remainder of the increase during 2000, $135 million, represents the estimated increase in PPL Electric’s purchases to support its PLR load in the second half of 2000, as noted above.

        Energy purchases increased by $306 million in 1999 when compared to 1998. This increase was primarily due to increased gas purchases by the Energy Marketing Center, additional wholesale purchases to support PPL EnergyPlus, and higher wholesale prices for electricity. These increases were partially offset by a decrease in the volume of electricity purchases and the reduction of the liability for above-market NUG purchases.

Other Operation Expenses

        Other operation expenses decreased by $230 million from 1999 to 2000. After eliminating the expenses associated with assets transferred in the corporate realignment from the results for the second half of 1999, other operation expenses decreased by $79 million during 2000 compared with 1999. This decrease was primarily the result of environmental insurance settlements, gains on the sale of emission allowances and a decrease in pension plan costs, offset by a loss accrual under the Clean Air Act and increased costs of wages and other benefits.

        Other operation expenses increased by $16 million from 1998 to 1999. About $46 million of regulatory credits were recorded in 1998. These credits were for the loss of revenue as a result of the pilot Electric Choice Program and the deferral of undercollected energy costs. No similar items were reflected in 1999, as the pilot program was completed and energy costs were no longer recoverable through the ECR.

        Eliminating the effects of these regulatory credits, other operation expenses of PPL Electric decreased by $30 million in 1999 compared with 1998. This decrease was primarily due to PPL Electric’s cost-cutting initiatives, gains on the sale of emission allowances and decreased load dispatching activities for system control.

Maintenance Expenses

        Maintenance expenses decreased by $52 million in 2000 from 1999. After eliminating the expenses associated with assets transferred in the corporate realignment from the results for the second half of 1999, maintenance expenses increased by $2 million during 2000 compared with 1999.

        Maintenance expenses increased by $15 million in 1999 from 1998. This increase was due to higher costs of outage-related and other maintenance at PPL Electric’s fossil and nuclear power plants, and additional expenses to maintain transmission and distribution facilities.

Power Plant Operations

        In April 1999, PPL Electric closed its Holtwood coal-fired generating station. The closing was part of an effort to reduce operating costs and position PPL Electric for the competitive marketplace. The adjacent hydroelectric plant owned by PPL Holtwood continues to be operated.

        In November 1999, PPL Electric sold its Sunbury plant and the principal assets of its wholly-owned coal processing subsidiary, Lady Jane Collieries, to Sunbury Holdings, LLC. PPL Electric received cash proceeds of $107 million for the assets, including coal inventory, which resulted in a one-time contribution to earnings of about $42 million.

Depreciation

        Depreciation decreased by $66 million in 2000 from 1999. After eliminating the expenses of assets transferred in the corporate realignment from the results for the second half of 1999, depreciation decreased by $3 million from 1999 to 2000.

        Depreciation decreased by $102 million in 1999 from 1998. This decrease was mainly due to the write-down of generation-related assets in connection with the restructuring adjustments recorded in June 1998.

Other Income and (Deductions)

        Other income and (deductions) decreased by $80 million in 2000 from 1999. After eliminating the revenues and expenses of assets transferred in the corporate realignment from the results for the second half of 1999 (including a $66 million pre-tax gain on the sale of the Sunbury plant and related assets), other income decreased by $28 million during 2000 compared with 1999. This was primarily due to a charge of $12 million resulting from a PUC ruling requiring the write-off of the regulatory asset for the loss incurred in Pennsylvania’s pilot Electric Choice Program, and an adverse FERC decision regarding investments at PJM.

        Other income in 1999 increased by $20 million from 1998. Other income in 1998 included a favorable nonrecurring item for a $30 million recovery from a NUG to settle a suit over disputed energy prices, and a $6 million credit to earnings to reverse the prior expensing of the PPL Gas Utilities acquisition costs. However, other income in 1999 included a $66 million pre-tax gain on the sale of the Sunbury plant and related assets.

Financing Costs

        PPL Electric experienced higher financing costs associated with long-term debt during the past few years, primarily associated with the issuance of $2.4 billion of transition bonds by PPL Transition Bond Company in August 1999. Interest on long-term debt and dividends on preferred stock increased from $235 million in 1997 to $249 million in 2000, for a total increase of $14 million. Interest on short-term debt, net of capitalized interest and AFUDC borrowed funds, increased from $12 million in 1997 to $21 million in 2000.

Income Taxes

        Income tax expense increased by $20 million in 2000 compared with 1999. After eliminating the estimated income associated with assets transferred in the corporate realignment from the results for the second half of 1999, income taxes increased by $68 million during 2000 compared with 1999. This was primarily due to a release of deferred taxes no longer required due to securitization recognized in the third quarter of 1999.

        Income tax expense decreased by $122 in 1999 compared with 1998. This was primarily due to a release of deferred income taxes no longer required due to securitization and tax changes relating to the second quarter 1998 restructuring write-off.

Financial Condition

Energy Marketing and Trading Activities

        In connection with the corporate realignment, effective July 1, 2000, PPL Electric’s unregulated energy marketing and trading activities were transferred to PPL EnergyPlus.

Market Risk Sensitive Instruments

    Commodity Price Risk

        On July 1, 2000, PPL and PPL Electric completed a corporate realignment in which each transferred its generation assets to other unregulated PPL affiliates. As part of the realignment, PPL Electric and PPL EnergyPlus entered into a long-term power sales agreement under which PPL EnergyPlus will sell PPL Electric, pursuant to a predetermined pricing arrangement, energy, capacity and ancillary services to fulfill PPL Electric’s PLR obligation through 2001. As a result, PPL Electric has shifted any electric price risk to PPL EnergyPlus. PPL Electric is currently evaluating supply alternatives after 2001, including extension of the existing contract with PPL EnergyPlus, negotiation of new contract or contracts with PPL EnergyPlus, or supply from other sources.

    Interest Rate Risk

        PPL Electric has issued debt to finance its operations, which increases interest rate risk. At December 31, 2000, PPL Electric’s potential annual exposure to increased interest expense due to a 10% increase in interest rates was estimated at $1.5 million.

        PPL Electric is also exposed to changes in the fair value of its debt portfolio. At December 31, 2000, PPL Electric estimated that its potential exposure to a change in the fair value of its debt portfolio, through a 10% adverse movement in interest rates, was about $20 million.

        Market events that are inconsistent with historical trends could cause actual results to differ from estimated levels.

    Nuclear Decommissioning Fund—Securities Price Risk

        In connection with the corporate realignment, effective July 1, 2000, the nuclear decommissioning fund was transferred to, and will be maintained by, PPL Susquehanna.

Capital Expenditure Requirements

        The schedule below shows PPL Electric’s current capital expenditure projections for the years 2001-2005 and actual spending for the year 2000 (millions of dollars).

PPL Electric’s Capital Expenditure Requirements

	Actual 2000	Projected
		2001	2002	2003	2004	2005
Construction expenditures
Generating facilities	$ 23
Transmission and distribution facilities	132	$138	$149	$151	$154	$166
Environmental	65
Other	28	18	18	18	18	18

Total Construction Expenditures	248	156	167	169	172	184
Nuclear fuel	14

Total Capital Expenditures	$262	$156	$167	$169	$172	$184

        Construction expenditures include AFUDC which is expected to be less than $3 million in each of the years 2001-2005.

        PPL Electric’s capital expenditure projections for the years 2001-2005 total about $848 million. Capital expenditure plans are revised from time to time to reflect changes in conditions.

Financing and Liquidity

        Cash and cash equivalents increased by $194 million more during 2000 compared with the same period in 1999. The reasons for this change were:

•	A $158 million increase in cash provided by operating activities, primarily due to decreases in prepayments, accounts receivable and unbilled revenue.

•
A $177 million decrease in cash used in investing activities, primarily due to an increase in proceeds from the sales of nuclear fuel to the trust and an increase in loan repayments from affiliated companies. Also property, plant and equipment expenditures were lower in 2000, due to generation assets transferred to PPL Generation, as part of the corporate realignment.

•
A $141 million increase in cash used in financing activities. This increase was principally due to funds required to terminate the nuclear fuel lease, and cash of subsidiaries divested in the corporate realignment.

        From 1998 through 2000, PPL Electric issued $2.6 billion of long-term debt (including $2.4 billion of securitized debt issued by PPL Transition Bond Company), PPL Electric retired $2.1 billion of long-term debt and purchased $632 million of treasury shares. During the years 1998 through 2000, PPL Electric also incurred $128 million of obligations under capital leases.

        Refer to Note 7 to the Financial Statements for additional information on credit arrangements and financing activities in 2000.

Financial Indicators

        Earnings for 2000, 1999, and 1998 were impacted by nonrecurring items and restructuring impacts. The following financial indicators for PPL Electric reflect the elimination of these impacts from earnings, and provide an additional measure of the underlying earnings performance of PPL Electric and its subsidiaries. For purposes of comparability with 2000, the results of businesses transferred in the corporate realignment were eliminated for the second half of 1999.

	2000	1999 adjusted for realignment	1999	1998
Earnings available to PPL (adjusted, in millions)	$237	$228	$337	$301
Times interest earned before income taxes	2.65	2.67	3.46	3.77

Environmental Matters

        See Note 11 to the Financial Statements for a discussion of environmental matters.

Increasing Competition

        The electric utility industry has experienced, and will continue to experience, a significant increase in the level of competition in the energy supply market at both the state and federal level.

State Activities

        Refer to Note 2 to the Financial Statements for a discussion of PPL Electric’s PUC restructuring proceeding under the Customer Choice Act.

        Also refer to Note 13 to the Financial Statements regarding PPL Electric’s transfer of its retail electric marketing function to PPL EnergyPlus.

Federal Activities

        Refer to Note 13 to the Financial Statements regarding PPL Electric’s transfer of its retail electric marketing function to PPL EnergyPlus.

REPORT OF INDEPENDENT ACCOUNTANTS

To Board of Directors and Shareholders
of PPL Electric Utilities Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of preferred stock, of company-obligated mandatorily redeemable preferred securities and of long-term debt and the related consolidated statements of income, of cash flows and of shareowner’s common equity present fairly, in all material respects, the financial position of PPL Electric Utilities Corporation and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 29, 2001

PPL ELECTRIC UTILITIES CORPORATION
MANAGEMENT’S REPORT ON RESPONSIBILITY FOR FINANCIAL STATEMENTS

        The management of PPL Electric Utilities Corporation is responsible for the preparation, integrity and objectivity of the consolidated financial statements and all other sections of this annual report. The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission for regulated businesses. In preparing the financial statements, management makes informed estimates and judgments of the expected effects of events and transactions based upon currently available facts and circumstances. Management believes that the financial statements are free of material misstatement and present fairly the financial position, results of operations and cash flows of PPL Electric.

        PPL Electric’s consolidated financial statements have been audited by PricewaterhouseCoopers LLP (PricewaterhouseCoopers) independent certified public accountants. PricewaterhouseCoopers’ appointment as auditors was previously ratified by the shareowners of PPL. Management has made available to PricewaterhouseCoopers all PPL Electric’s financial records and related data, as well as the minutes of shareowners’ and directors’ meetings. Management believes that all representations made to PricewaterhouseCoopers during its audit were valid and appropriate.

        PPL Electric’s maintains a system of internal control designed to provide reasonable, but not absolute, assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The concept of reasonable assurance recognizes that the cost of a system of internal control should not exceed the benefits derived and that there are inherent limitations in the effectiveness of any system of internal control.

        Fundamental to the control system is the selection and training of qualified personnel, an organizational structure that provides appropriate segregation of duties, the utilization of written policies and procedures and the continual monitoring of the system for compliance. In addition, PPL Electric maintains an internal auditing program to evaluate PPL Electric’s system of internal control for adequacy, application and compliance. Management considers the internal auditors’ and PricewaterhouseCoopers’ recommendations concerning its system of internal control and has taken actions which are believed to be cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that PPL Electric’s system of internal control is adequate to accomplish the objectives discussed in this report.

        The Board of Directors, acting through PPL Corporation’s Audit Committee, oversees management’s responsibilities in the preparation of the financial statements. In performing this function, the Audit Committee, which is composed of four independent directors, meets periodically with management, the internal auditors and the independent certified public accountants to review the work of each. The independent certified public accountants and the internal auditors have free access to PPL Corporation’s Audit Committee and to the Board of Directors, without management present, to discuss internal accounting control, auditing and financial reporting matters.

        Management also recognizes its responsibility for fostering a strong ethical climate so that PPL Electric’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in PPL Electric’s business policies and guidelines. These policies and guidelines address: the necessity of ensuring open communication within PPL Electric; potential conflicts of interest; proper procurement activities; compliance with all applicable laws, including those relating to financial disclosure; and the confidentiality of proprietary information.

Michael E. Bray
Vice Chair and President

Joseph J. McCabe
Vice President and Controller

CONSOLIDATED STATEMENT OF INCOME FOR THE YEARS ENDED December 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2000	1999	1998
Operating Revenues
Retail electric	$2,424	$2,513	$2,410
Wholesale energy marketing and trading	890	1,420	1,223
Energy related businesses	22	19	10

Total	3,336	3,952	3,643

Operating Expenses
Operation
Fuel	200	445	490
Energy purchases	1,409	1,387	1,081
Other	349	579	563
Amortization of recoverable transition costs	227	194
Maintenance	143	195	180
Depreciation (Note 1)	167	233	335
Taxes, other than income (Note 4)	149	153	185
Energy related businesses	23	17	8

Total	2,667	3,203	2,842

Operating Income	669	749	801
Other Income and (Deductions)—Net	17	97	77

Income Before Interest and Income Taxes	686	846	878
Interest Expense	239	214	196

Income Before Income Taxes and Extraordinary Items	447	632	682
Income Taxes (Note 4)	171	151	273

Income Before Extraordinary Items	276	481	409
Extraordinary Items (net of income taxes) (Note 2)	11	(46)	(948)

Net Income (Loss) Before Dividends on Preferred Stock	287	435	(539)
Dividends on Preferred Stock	26	37	48

Earnings Available to PPL Corporation	$ 261	$ 398	$ (587)

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2000	1999	1998
Cash Flows From Operating Activities
Net income (loss)	$287	$ 435	$(539)
Extraordinary Items (net of income taxes)	11	(46)	(948)

Net income before extraordinary Items	276	481	409
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	167	233	335
Amortizations—recoverable transition costs and other	189	149	(3)
Deferred income taxes and investment tax credits	(9)	(73)	12
Gain on sale of generating assets		(65)
Change in current assets and current liabilities	169	(73)	8
Other operating activities—net	11	(7)	(66)

Net cash provided by operating activities	803	645	695

Cash Flows From Investing Activities
Expenditures for property, plant and equipment	(242)	(300)	(297)
Sales of nuclear fuel to trust	27	14	54
Sale of generating assets		99
Purchases of available-for-sale securities			(15)
Sales and maturities of available-for-sale securities			69
Purchases and sales of other financial investments—net	16
Loan to parent	142	(60)
Other investing activities—net	(12)	1	6

Net cash used in investing activities	(69)	(246)	(183)

Cash Flows From Financing Activities
Issuance of long-term debt		2,419	200
Retirement of long-term debt	(380)	(1,497)	(266)
Termination of nuclear fuel lease	(154)
Retirement of preferred stock		(380)
Purchase of treasury stock		(632)
Payments on capital lease obligations	(11)	(59)	(58)
Payment of common and preferred dividends	(140)	(231)	(412)
Cash of subsidiaries divested in corporate realignment (Note 13)	(73)
Net increase in short-term debt	239	92	35
Other financing activities—net		(90)	5

Net cash used in financing activities	(519)	(378)	(496)

Net Increase (Decrease) in Cash and Cash Equivalents	215	21	16
Cash and Cash Equivalents at Beginning of Period	52	31	15

Cash and Cash Equivalents at End of Period	$267	$ 52	$ 31

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest (net of amount capitalized)	$227	$ 202	$208
Income taxes	$ 91	$ 192	$261

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2000	1999
Assets
Current Assets
Cash and cash equivalents (Note 1)	$ 267	$ 52
Accounts receivable (less reserve: 2000, $16; 1999, $18)	173	207
Income tax receivable	51	49
Unbilled revenues	137	275
Fuel, materials and supplies—at average cost	30	175
Prepayments	4	87
Unrealized energy trading gains		26
Accounts receivable from parent and its affiliates (Note 12)	10	18
Other	44	78

	716	967

Investments
Loan to parent and its affiliates	60	489
Nuclear plant decommissioning trust fund (Notes 1 and 5)		255
Investment in unconsolidated affiliate at equity		17
Other (Note 6)	18	15

	78	776

Property, Plant and Equipment—net
Electric utility plant in service (Note 1)
Transmission and distribution	2,183	2,193
Generation		1,620
General	180	208

	2,363	4,021
Construction work in progress	33	139
Nuclear fuel owned and leased		139

Electric utility plant	2,396	4,299
Gas and oil utility plant		26
Other property	5	20

	2,401	4,345

Regulatory Assets and Other Noncurrent Assets (Notes 1 & 2)
Recoverable transition costs	2,425	2,647
Other	304	357

	2,729	3,004

	$5,924	$9,092

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2000	1999
Liabilities and Equity
Current Liabilities
Short-term debt (Note 7)	$ 59	$ 183
Long-term debt	240	352
Above market NUG contracts (Note 2)		99
Accounts payable	62	284
Taxes	51	96
Interest	20	20
Dividends	23	6
Unrealized energy trading losses		28
Accounts payable to parent and its affiliates (Note 12)	108
Other	62	220

	625	1,288

Long-term Debt	2,886	3,153

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes and investment tax credits (Note 4)	724	1,528
Above market NUG contracts (Note 2)		674
Other (Notes 1 and 5)	182	806

	906	3,008

Commitments and Contingent Liabilities (Note 11)

Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company debentures	250	250

Preferred stock
With sinking fund requirements	47	47
Without sinking fund requirements	50	50

	97	97

Shareowner’s Common Equity
Common stock	1,476	1,476
Additional paid-in capital	55	55
Treasury stock (Note 1)	(632)	(632)
Earnings reinvested	277	419
Accumulated other comprehensive income (Note 1)		(6)
Capital stock expense and other	(16)	(16)

	1,160	1,296

	$5,924	$9,092

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF SHAREOWNER’S COMMON EQUITY
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	For the Years Ended December 31,
	2000	1999	1998
Common stock at beginning of year	$ 1,476	$ 1,476	$ 1,476
Issuance of common stock

Common stock at end of year	1,476	1,476	1,476

Additional paid-in capital at beginning of year	55	70	64
Capital contribution from PPL			6
Other		(15)

Additional paid-in capital at end of year	55	55	70

Treasury stock at beginning of year	(632)
Purchase of treasury stock		(632)

Treasury stock at end of year	(632)	(632)

Earnings reinvested at beginning of year	419	210	1,092
Net income (loss) (b)	261	398	(587)
Common distribution in corporate realignment	(271)
Cash dividends declared on common stock	(132)	(189)	(295)

Earnings reinvested at end of year	277	419	210

Accumulated other comprehensive income at beginning of year	(6)	(6)
Unrealized gain (loss) on available-for-sale securites (b)			(3)
Minimum pension liability adjustment (c)	6		(3)

Accumulated other comprehensive income at end of year		(6)	(6)

Capital stock expense and other at beginning of year	(16)	(20)	(20)
Other		4

Capital stock expense and other at end of year	(16)	(16)	(20)

Total Shareowner’s Common Equity	$ 1,160	$ 1,296	$ 1,730

Common stock shares (thousands) at beginning of year (a)	102,230	157,300	157,300
Treasury stock purchased		(55,070)

Common stock shares at end of year	102,230	102,230	157,300

(a) No par value. 170 million shares authorized. All common shares of PPL Electric stock are owned by PPL.
(b) Statement of Comprehensive Income (Note 1):

Net income (loss)	$261	$398	$(587)
Other comprehensive income, net of tax:
Unrealized gain (loss) on available-for-sale securities			(3)
Minimum pension liability adjustment	6		(3)

Total other comprehensive income	6		(6)

Comprehensive Income	$267	$398	$(593)

(c)	The adjustment in 2000 represents the transfer of the minimum pension liability to PPL Services in the corporate realignment.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF PREFERRED STOCK AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries (a)
(Millions of Dollars)

	Outstanding		Shares Outstanding 2000	Shares Authorized
	2000	1999
Preferred Stock — $100 par, cumulative
4 1 /2%	$25	$25	247,658	629,936
Series	72	72	726,665	10,000,000

	$97	$97

Details of Preferred Stock (b)

	Outstanding		Shares Outstanding 2000	Optional Redemption Price Per Share	Sinking Fund Provisions
	2000	1999			Shares to be Redeemed Annually	Redemption Period
With Sinking Fund Requirements
Series Preferred
5.95%	$ 1	$ 1	10,000	(c)	10,000	April 2001
6.125%	31	31	315,500	(c)	(d)	2003-2008
6.15%	10	10	97,500	(c)	97,500	April 2003
6.33%	5	5	46,000	(c)	46,000	July 2003

	$47	$47

Without Sinking Fund Requirements
4 1 /2% Preferred	$25	$25	247,658	$110.00
Series Preferred
3.35%	2	2	20,605	103.50
4.40%	11	11	117,676	102.00
4.60%	3	3	28,614	103.00
6.75%	9	9	90,770	(c)

	$50	$50

Decreases in Preferred Stock

	2000		1999		1998
	Shares	Amount	Shares	Amount	Shares	Amount
4 1 /2% Preferred			(282,531)	$(28)
Series Preferred
3.35%			(21,178)	(2)
4.40%			(111,097)	(12)
4.60%			(34,386)	(3)
5.95%			(290,000)	(29)
6.05%			(250,000)	(25)
6.125%			(834,500)	(84)
6.15%			(152,500)	(15)
6.33%			(954,000)	(95)
6.75%			(759,230)	(76)

Decreases in Preferred Stock normally represent: (i) the redemption of stock pursuant to sinking fund requirements; or (ii) shares redeemed pursuant to optional provisions. There were no issuances or redemptions of preferred stock in 2000 or 1998 through these provisions. The decreases in 1999 indicated above represent PPL Electric’s purchase and cancellation of its preferred stock which had been held by PPL. PPL Electric used $380 million of securitization proceeds to effect this repurchase.

(a)
Each share of PPL Electric’s preferred stock entitles the holder to one vote on any question presented to PPL Electric’s shareowners meetings. There were 5,000,000 shares of PPL Electric’s preference stock authorized; none were outstanding at December 31, 2000 and 1999, respectively.

(b)
The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4 1 /2% Preferred Stock for which such price is $100 per share (plus in each case any unpaid dividends).

(c)	These series of preferred stock are not redeemable prior to the following years: 5.95%, 2001; 6.125%, 6.15%, 6.33% and 6.75%, 2003.
(d)	Shares to be redeemed annually on October 1 as follows: 2003-2007, 57,500; 2008, 28,000.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF COMPANY-OBLIGATED
MANDATORILY REDEEMABLE SECURITIES AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries (a)
(Millions of Dollars)

	Outstanding		Outstanding	Authorized	Maturity (b)
	2000	1999	2000
Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Company Debentures—$25 per security
8.10%	$150	$150	6,000,000	6,000,000	July 2027
8.20%	100	100	4,000,000	4,000,000	April 2027

	$250	$250

(a)
PPL Electric issued a total of $250 million of company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures by PPL Capital Trust and PPL Capital Trust II, two Delaware statutory business trusts. These preferred securities are supported by a corresponding amount of junior subordinated deferrable interest debentures issued by PPL Electric to the trusts. PPL Electric owns all of the common securities, representing the remaining undivided beneficial ownership interest in the assets of the trusts. The proceeds derived from the issuance of the preferred securities and the common securities were used by PPL Capital Trust and PPL Capital Trust II to acquire $103 million and $155 million principal amount of Junior Subordinated Deferrable Interest Debentures, (“Subordinated Debentures”) respectively. PPL Electric has guaranteed all of the trusts’ obligations under the preferred securities. The proceeds of the sale of these preferred securities were loaned by PPL Electric to PPL for the tender offer for PPL Electric preferred stock.

(b)
The preferred securities are subject to mandatory redemption, in whole or in part, upon the repayment of the Subordinated Debentures at maturity or their earlier redemption. At the option of PPL Electric the Subordinated Debentures are redeemable on and after April 1, 2002 (for the 8.20% securities) and July 1, 2002 (for the 8.10% securities) in whole at any time or in part from time to time. The amount of preferred securities subject to such mandatory redemption will be equal to the amount of related Subordinated Debentures maturing or being redeemed. The redemption price is $25 per security plus an amount equal to accumulated and unpaid distributions to the date of redemption.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements

CONSOLIDATED STATEMENT OF LONG-TERM DEBT AT DECEMBER 31,
PPL Electric Corporation and Subsidiaries
(Millions of Dollars)

	Outstanding			Maturity (b)
	2000		1999
First Mortgage Bonds (a)
6%			$ 125	June 1, 2000
7 3 /4%	$ 28		28	May 1, 2002
6 7 /8%	19		19	February 1, 2003
6 7 /8%	25		25	March 1, 2004
6 1 /2%	125		125	April 1, 2005
6 1 /8% to 7.70%	350	(d)	350	2006-2010
7.30% to 9 3 /8%	88		88	2021-2025
7 3 /8%	10		10	2011-2015
9 1 /4%		(c)	28	2016-2020
First Mortgage Pollution Control Bonds (a)
6.40% Series H	90		90	November 1, 2021
5.50% Series I	53		53	February 15, 2027
6.40% Series J	116		116	September 1, 2029
6.15% Series K	55		55	August 1, 2029

	959		1,112
Series 1999-1 Transition Bonds
6.08 to 7.15%	2,164	(e)	2,390	2001-2008
Pollution Control Revenue Bonds	9		9	June 1, 2027

	3,132		3,511
Unamortized (discount) and premium—net	(6)		(6)

	3,126		3,505
Less amount due within one year	(240)		(352)

Total Long-term debt	$2,886		$3,153

(a)	Substantially all owned transmission and distribution plant is subject to the lien of PPL Electric’s Mortgage.
(b)
Aggregate long-term debt maturities through 2005 are (millions of dollars): 2001, $240; 2002, $274; 2003, $275; 2004, $288; 2005, $391. There are no bonds outstanding that have sinking fund requirements.

(c)
In April 2000, PPL Electric redeemed and retired all of its First Mortgage Bonds, 9 1 /4% Series due 2019, at par value of $28 million through the maintenance and replacement fund provisions of its Mortgage.

(d)
In May 1998, PPL Electric issued $200 million First Mortgage Bonds, 6 1 /8% Reset Put Securities due 2006. In connection with this issuance, PPL Electric assigned to a third party the option to call the bonds from the holders on May 1, 2001. These bonds will mature on May 1, 2006, but will be required to be surrendered by the exiting holders on May 1, 2001 either through the exercise of the call option by the callholder or, if such option is not exercised, through the automatic exercise of a mandatory put by the trustee on behalf of the bondholders.

(e)
In August 1999, PPL Transition Bond Company issued $2.4 billion of transition bonds to securitize a portion of PPL Electric stranded costs. The bonds were issued in eight different classes, with expected average lives of 1 to 8.7 years. Bond principal payments of $226 million were made in 2000.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Terms and abbreviations appearing in Notes to Financial Statements are explained in the glossary.

1. Summary of Significant Accounting Policies

    Business and Consolidation

        At December 31, 2000, PPL was the parent holding company of PPL Energy Funding, PPL Electric, PPL Gas Utilities, PPL Services and PPL Capital Funding. PPL Electric’s principal businesses are the transmission and distribution of electricity to serve retail customers in its service territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in this territory as a PLR.

        The consolidated financial statements include the accounts of PPL Electric and its direct and indirect wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

    Use of Estimates

        The preparation of financial statements in conformity with U. S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Accounting Records

        The accounting records for PPL Electric are maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.

    Regulation

        Historically, PPL Electric accounted for its operations in accordance with the provisions of SFAS 71, which requires rate-regulated entities to reflect the effects of regulatory decisions in their financial statements. PPL Electric discontinued application of SFAS 71 for the generation portion of its business, effective June 30, 1998. In connection with the corporate realignment, effective July 1, 2000, the generating and certain other related assets, along with associated liabilities, were contributed to new unregulated subsidiaries of PPL Generation.

    Property, Plant and Equipment

        Following are the classes of PPL Electric’s Electric Utility Plant in Service with associated accumulated depreciation reserves, at December 31, 2000 and 1999 (millions of dollars):

	2000	1999
Property, Plant and Equipment
Generation		$6,105
Transmission and distribution	$3,521	3,474
General	309	361

	3,830	9,940
Less: Accumulated depreciation	1,467	5,919

Property, Plant and Equipment—net	$2,363	$4,021

        In connection with the corporate realignment, effective July 1, 2000, generating plant and certain other related assets were contributed to new unregulated subsidiaries of PPL Generation.

        The other classes of property, plant and equipment at December 31, 2000 are recorded at historical cost.

        AFUDC is capitalized as part of the construction costs for regulated projects.

        When regulated property, plant and equipment is retired, the original cost plus the cost of retirement, less salvage, is charged to accumulated depreciation. When entire regulated operating units are sold, the costs of such assets and the related accumulated depreciation are removed from the balance sheet and the gain or loss, if any, is included in income, unless otherwise required by the FERC.

        Depreciation is computed over the estimated useful lives of property using various methods including the straight-line, composite, and group method. The annual provisions for depreciation have been computed principally in accordance with the following ranges of asset lives: transmission and distribution, 15-80 years, and general, 10-80 years.

    Nuclear Decommissioning and Fuel Disposal

        An annual provision for PPL Electric’s share of the future cost to decommission the Susquehanna station, equal to the amount allowed in utility rates, is charged to depreciation expense. Such amounts are invested in external trust funds which can be used only for future decommissioning costs. See Note 5. In connection with the corporate realignment, effective July 1, 2000, the generating and certain other related assets, along with associated liabilities, were transferred to new unregulated subsidiaries of PPL Generation.

    Recoverable Transition Costs

        Based on the PUC Final Order, PPL Electric was amortizing its competitive transition (or stranded) costs over an eleven-year transition period beginning January 1, 1999 and ending December 31, 2009. In August 1999, competitive transition costs of $2.4 billion were converted to intangible transition costs when securitized by the issuance of transition bonds. The intangible transition costs are being amortized over the life of the transition bonds, August 1999 through December 2008, in accordance with an amortization schedule filed with the PUC. The assets of PPL Transition Bond Company, including the intangible transition property, are not available to creditors of PPL or PPL Electric. The transition bonds are obligations of PPL Transition Bond Company and are non-recourse to PPL and PPL Electric. The remaining competitive transition costs are also being amortized based on an amortization schedule previously filed with the PUC, adjusted for those competitive transition costs that were converted to intangible transition costs. As a result of the conversion of a significant portion of the competitive transition costs into intangible transition costs, amortization of substantially all of the remaining competitive transition costs will occur in 2009.

    Liability for Above Market NUG Contracts

        At June 30, 1998, PPL Electric recorded a loss for above market contracts with NUGs. Effective January 1999, PPL Electric began reducing this liability as an offset to “Energy Purchases” on the Consolidated Statement of Income. This reduction was based on the estimated timing of the purchases from the NUGs and projected market prices for this generation. In connection with the corporate realignment, effective July 1, 2000, the remaining balance of this liability was transferred to PPL EnergyPlus.

    Accounting for Price Risk Management

        PPL Electric engages in price risk management activities for both energy trading and non-trading activities as defined by EITF 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities.” In 1999 and 2000, PPL Electric entered into commodity forward and financial contracts for the physical purchase and sale of energy as well as energy contracts that can be settled financially. In 1998, these instruments were reflected in the financial statements using the accrual method of accounting. As of January 1, 1999, PPL Electric adopted mark-to-market accounting for energy trading contracts, in accordance with EITF 98-10, and gains and losses from changes in market prices are reflected in “Energy Purchases” on the Consolidated Statement of Income.

        PPL Electric used EITF 98-10 to account for its commodity forward and financial contracts and will adopt SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” effective January 1, 2001. See Note 14 for additional information. On July 1, 2000, PPL and PPL Electric completed a corporate realignment in which PPL Electric transferred its generation assets to other unregulated PPL affiliates. As part of the realignment, PPL Electric and PPL EnergyPlus entered into a power sales agreement under which PPL EnergyPlus will sell energy, capacity and ancillary services to PPL Electric, pursuant to a predetermined pricing arrangement, to fulfill PPL Electric’s PLR obligation. As a result, PPL Electric has shifted any electric price risk to PPL EnergyPlus through 2001.

    Leases

        Leased property of PPL Electric capitalized on the Consolidated Balance Sheet at December 31, 1999, consisted solely of nuclear fuel. In March 2000, PPL Electric terminated its nuclear fuel lease and repurchased $154 million of nuclear fuel from the lessor energy trust. In July 2000, all nuclear fuel was transferred to PPL Susquehanna, the new unregulated nuclear generating subsidiary of PPL Generation, in connection with the corporate realignment. See Note 13 for additional information.

        Payments on other leased property, which are classified as operating leases, are estimated as follows (millions of dollars): 2001, $24; 2002, $25; 2003, $26; 2004, $27; and 2005, $28. These leases include vehicles, personal computers and other equipment.

    Revenue Recognition

        “Retail Electric” and “Wholesale Energy Marketing and Trading” revenues are recorded based on deliveries through the end of the calendar month.

    Income Taxes

        The provision for PPL Electric deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included in taxes recoverable through future rates on the Consolidated Balance Sheet. See Note 4.

        PPL Electric deferred investment tax credits when utilized, and is amortizing the deferrals over the average lives of the related assets.

        PPL Electric and its wholly-owned subsidiaries file a consolidated federal income tax return.

    Cash Equivalents

        All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

    Comprehensive Income

        Comprehensive income consists of net income and other comprehensive income, defined as changes in common equity from transactions not related to shareowners. Other comprehensive income consists of unrealized gains or losses on available-for-sale securities and the excess of additional pension liability over unamortized prior service costs. Comprehensive income is reflected on the Consolidated Statement of Shareowner’s Common Equity, and “Accumulated Other Comprehensive Income” is presented on the Consolidated Balance Sheet. The comprehensive income of PPL Electric was not materially different from net income for the years ended December 31, 2000, 1999 and 1998.

    Treasury Stock

        Treasury shares are reflected on the Consolidated Balance Sheet as an offset to common equity under the cost method of accounting. Management has no definitive plans for the future use of these shares.

    Reclassification

        Certain amounts in the 1999 and 1998 financial statements have been reclassified to conform to the current presentation.

2. Extraordinary Items

    PUC Restructuring and FERC Settlement

        Historically, PPL Electric prepared its financial statements for its regulated operations in accordance with SFAS 71, which requires rate-regulated companies to reflect the effects of regulatory decisions in their financial statements. PPL Electric deferred certain costs pursuant to rate actions of the PUC and the FERC and recovered, or expected to recover, such costs in electric rates charged to customers.

        The EITF addressed the appropriateness of the continued application of SFAS 71 by entities in states that have enacted restructuring legislation similar to Pennsylvania’s Customer Choice Act. The EITF came to a consensus on Issue No. 97-4, “Deregulation of the Pricing of Electricity—Issues Related to the Application of FASB Statements 71 and 101,” which concluded that an entity should cease to apply SFAS 71 when a deregulation plan is in place and its terms are known. For PPL Electric, with respect to the generation portion of its business, this occurred effective June 30, 1998 based upon the outcome of the PUC restructuring proceeding. PPL Electric adopted SFAS 101 for the generation side of its business. SFAS 101 required a determination of impairment of plant assets performed in accordance with SFAS 121, and the elimination of all effects of rate regulation that were recognized as assets and liabilities under SFAS 71.

        PPL Electric performed impairment tests of its electric generation assets on a plant specific basis and determined that $2.388 billion of its generation plant was impaired at June 30, 1998. Impaired plant was the excess of the net plant investment at June 30, 1998 over the present value of the net cash flows during the remaining lives of the plants. Annual net cash flows were determined by comparing estimated generation sustenance costs to estimated regulated revenues for the remainder of 1998, market revenues for 1999 and beyond, and revenues from bulk power contracts. The net cash flows were then discounted to present value.

        In addition to the impaired generation plant, PPL Electric estimated that there were other stranded costs totaling $1.989 billion at June 30, 1998. This primarily included generation-related regulatory assets and liabilities and an estimated liability for above-market purchases under NUG contracts. The total estimated impairment described above was $4.377 billion. The PUC’s Final Order in the restructuring proceeding, entered on August 27, 1998, permitted the recovery of $2.819 billion through the CTC on a present value basis, excluding amounts for nuclear decommissioning and consumer education, resulting in a net under-recovery of $1.558 billion. PPL Electric recorded an extraordinary charge for this under-recovery in June 1998.

        Under FERC Order 888, 16 small utilities which had power supply agreements with PPL Electric signed before July 11, 1994, requested and were provided with PPL Electric’s current estimate of its stranded costs applicable to these customers if they were to terminate their agreements in 1999. Subject to certain conditions, FERC-approved settlement agreements executed with 15 of these customers provide for continued power supply by PPL Electric through January 2004. As a result of these settlements, PPL Electric, in the second quarter of 1998, recorded an extraordinary charge in the amount of $56 million.

        The extraordinary items related to the PUC restructuring proceeding and the FERC settlement are reflected on the Consolidated Statement of Income, net of income taxes.

        Details of amounts written-off in June 1998 were as follows (millions of dollars):

Impaired generation-related assets	$ 2,388
Above-market NUG contracts	854
Generation-related regulatory assets and other	1,135

Total	4,377
Recoverable transition costs (a)	(2,819)

Extraordinary item pre-tax—PUC	1,558
—FERC	56

1,614
Tax effects	(666)

Extraordinary items	$ 948

(a)	Excluding recoveries for nuclear decommissioning and consumer education expenditures.

        PPL Electric believes that the electric transmission and distribution operations continue to meet the requirements of SFAS 71 and that regulatory assets associated with these operations will continue to be recovered through rates from customers. At December 31, 2000, $277 million of net regulatory assets, other than the recoverable transition costs, remain on PPL Electric’s books. These regulatory assets will continue to be recovered through regulated transmission and distribution rates over periods ranging from one to 29 years.

    Extinguishment of Debt—Securitization

        In August 1999, PPL Transition Bond Company issued $2.4 billion of transition bonds to securitize a portion of PPL Electric’s stranded costs. PPL Electric used a portion of the securitization proceeds to repurchase $1.5 billion of its first mortgage bonds. The premiums and related expenses to reacquire these bonds were $59 million, net of tax. PPL Electric’s customers will benefit from securitization through an expected average rate reduction of approximately one percent for the period the transition bonds are outstanding. With securitization, a substantial portion of the CTC has been replaced with an ITC, which passes 75% of the net financing savings back to customers. In August 1999, PPL Electric released approximately $78 million of deferred income taxes associated with the CTC that was no longer required because of securitization. The net securitization impact of the bond repurchase and the tax change was a gain of $19 million.

        SFAS 4, “Reporting Gains and Losses from Extinguishment of Debt,” requires that a material aggregate gain or loss from the extinguishment of debt be classified as an extraordinary item, net of the related income tax effect. The $59 million loss associated with the bond repurchase was treated as an extraordinary item. Details were as follows (millions of dollars):

Reacquisition cost of debt	$ 1,554
Net carrying amount of debt	(1,454)

Extraordinary charge pre-tax	100
Tax effects	(41)

Extraordinary charge	$ 59

        The extraordinary charge related to extinguishment of debt was partially offset in December 1999 with a credit relating to wholesale power activity. In December 2000 there was an additional extraordinary credit relating to wholesale power activity.

3. Sales to Other Electric Utilities

        As part of the corporate realignment on July 1, 2000, PPL Electric’s contracts for sales to other electric utilities were assigned to PPL EnergyPlus, which was transferred to an unregulated subsidiary of PPL. See Note 13 for information on the corporate realignment.

4. Income and Other Taxes

        For 2000, 1999 and 1998 the corporate federal income tax rate was 35%, and the PA corporate net income tax rate was 9.99%.

        The tax effects of significant temporary differences comprising PPL Electric’s net deferred income tax liability were as follows (millions of dollars):

	2000	1999
Deferred Tax Assets
Deferred investment tax credits	$ 13	$ 71
NUG contracts & buybacks	8	337
Accrued pension costs	47	106
Contribution in aid of construction	32	27
Other	64	138
Valuation allowance		(4)

	164	675

Deferred Tax Liabilities
Electric utility plant—net	479	811
Restructuring—CTC/ITC	223	1,026
Taxes recoverable through future rates	100	107
Reacquired debt costs	12	13
Other	8	31

	822	1,988

Net deferred tax liability	$658	$1,313

        Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to income from continuing operations for accounting purposes, and details of taxes other than income are as follows (millions of dollars):

	2000	1999	1998
Income Tax Expense
Current—Federal	$144	$190	$198
Current—State	35	35	64

	179	225	262

Deferred—Federal	(10)	53	18
Deferred—State	10	(110)	3

		(57)	21

Investment tax credit, net—federal	(8)	(17)	(10)

Total	$171	$151	$273

Federal	$126	$226	$206
State	45	(75)	67

	$171	$151	$273

Reconciliation of Income Tax Expense
Indicated federal income tax on pre-tax income before extraordinary items at statutory tax rate—35%	$156	$221	$230
Increase/(decrease) due to:
State income taxes	29	(51)	43
Flow through of depreciation differences not previously normalized	2	3	9
Amortization of investment tax credit	(7)	(12)	(10)
Research & experimentation income tax credits			(1)
Other	(9)	(10)	2

	15	(70)	43

Total income tax expense	$171	$151	$273

Effective income tax rate	38.3%	23.9%	40.0%

        In August 1999, PPL Electric released approximately $78 million of deferred income taxes associated with the CTC that were no longer required because of securitization.

	2000	1999	1998
Taxes Other Than Income
State gross receipts	$117	$105	$104
State utility realty	6	12	41
State capital stock	12	11	17
Social security and other	14	25	23

	$149	$153	$185

5. Nuclear Decommissioning Costs

        In connection with the corporate realignment, effective July 1, 2000, ownership and related liabilities regarding the operation and decommissioning of the Susquehanna nuclear station were transferred to PPL Susquehanna.

6. Financial Instruments

        The carrying amount on the Consolidated Balance Sheet and the estimated fair value of PPL Electric’s financial instruments are as follows (millions of dollars):

	December 31, 2000		December 31, 1999
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Nuclear plant decommissioning trust fund (a) (b)	$ 0	$ 0	$ 255	$ 255
Other investments (a)	18	18	15	15
Cash and cash equivalents (a)	267	267	52	52
Other financial instruments included in other current assets (a)	1	1	4	4
Liabilities
Preferred stock with sinking fund requirements (c)	47	46	47	45
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures (c)	250	250	250	217
Long-term debt (c)	3,126	3,147	3,505	3,539
Commercial paper and bank loans (c)	59	59	183	183

(a)	The carrying value of these financial instruments generally is based on established market prices and approximates fair value.
(b)	The nuclear decommissioning fund was transferred to PPL Susquehanna in the corporate realignment.
(c)	The fair value generally is based on quoted market prices for the securities where available and estimates based on current rates offered to PPL Electric where quoted market prices are not available.

7. Credit Arrangements & Financing Activities

        PPL Electric issues commercial paper and borrows from banks to provide short-term funds for general corporate purposes. Bank borrowings generally bear interest at rates negotiated at the time of the borrowing. At December 31, 2000, PPL Electric had $55 million of commercial paper outstanding at interest rates ranging from 7.89% to 7.94%.

        In order to enhance liquidity, and as a credit back-stop to the commercial paper programs, PPL Electric, PPL Capital Funding and PPL (as guarantor for PPL Capital Funding) share a 364-day $750 million credit facility and a five-year $300 million credit facility, each with a group of banks. At December 31, 2000, no borrowings were outstanding under either facility.

        In April 2000, PPL Electric redeemed and retired all of its outstanding First Mortgage Bonds, 9 1 /4% Series due 2019, at par value of $27.6 million through the maintenance and replacement fund provisions of its Mortgage. In June 2000, PPL Electric paid and retired all of its outstanding first mortgage bonds, 6% Series due 2000, at par value of $125 million.

        During 2000, PPL Transition Bond Company made principal payments on bonds totaling $226 million.

8. Stock-Based Compensation

        Under the PPL Incentive Compensation Plan (“ICP”) and the Incentive Compensation Plan for Key Employees (“ICPKE”) (together, the “Plans”), restricted shares of common stock as well as stock options may be granted to officers and other key employees of PPL, PPL Electric and other affiliated companies. Awards under the Plans are made in the common stock of PPL by the Compensation and Corporate Governance Committee of the Board of Directors in the case of the ICP, and by the PPL Corporate Leadership Council in the case of the ICPKE. Each Plan limits the number of shares available for awards to two percent of the outstanding common stock of PPL on the first day of each calendar year. The maximum number of options which can be awarded under each Plan to any single eligible employee in any calendar year is 1.5 million shares. Any portion of these options that has not been granted may be carried over and used in any subsequent year. If any award lapses or is forfeited or the rights to the participant terminate, any shares of common stock are again available for grant. Shares delivered under the Plans may be in the form of authorized and unissued common stock, common stock held in treasury by PPL or common stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

    Restricted Stock

        Restricted shares of common stock are outstanding shares with full voting and dividend rights. However, the shares are subject to forfeiture or accelerated payout under Plan provisions for termination, retirement, disability and death. Restricted shares vest fully if control of PPL changes, as defined by the Plans.

        Restricted stock awards of 25,790, 13,380 and 10,690 shares, with per share weighted-average fair values of $20.46, $26.65, and $22.63, were granted to employees of PPL Electric in 2000, 1999 and 1998, respectively. Compensation expense for these three years was insignificant. At December 31, 2000, there were 49,860 restricted shares outstanding. These awards currently vest three years from the date of grant.

    Stock Options

        Under the Plans, stock options may also be granted with an option exercise price per share not less than the fair market value of PPL’s common stock on the date of grant. The options are exercisable beginning one year after the date of grant, assuming the individual is still employed by PPL or a subsidiary, in installments as determined by the Compensation and Corporate Governance Committee of the Board of Directors in the case of the ICP, and the Corporate Leadership Council in the case of the ICPKE. The Committee (or the Corporate Leadership Council, in the case of the ICPKE) has discretion to accelerate the exercisability of the options. All options expire no later than ten years from the grant date. The options become exercisable if control of PPL changes, as defined by the Plans.

        PPL applies Accounting Principles Board Opinion 25 “Accounting for Stock Issued to Employees” and related interpretations in accounting for stock options. Since stock options are granted at market price, no compensation cost has been recognized. Compensation calculated in accordance with the disclosure requirements of SFAS 123, “Accounting for Stock-Based Compensation,” was not significant.

        A summary of stock option activity follows:

	2000		1999
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	47,090	$26.84
Granted	58,310	$22.65	47,090	$26.84
Exercised
Forfeited
Outstanding at December 31,	105,400	$24.53	47,090	$26.84
Exercisable at December 31,	15,699	$26.84

The weighted average fair values of options at their grant date during 2000 and 1999 were $3.37 and $2.37, respectively. The estimated fair value of each option granted is calculated using a modified Black-Scholes option-pricing model. The weighted average assumptions used in the model were as follows:

	2000	1999
Risk-free interest rate	6.75%	5.61%
Expected option term	10 yrs	10 yrs
Expected stock volatility	19.66%	16.19%
Dividend yield	5.70%	6.60%

        Outstanding options had a weighted-average remaining life of 8.7 years at December 31, 2000.

9. Retirement and Postemployment Benefits

    Pension and Other Postretirement Benefits

        In connection with the corporate realignment on July 1, 2000, sponsorship of the various pension and postretirement benefit plans was transferred from PPL Electric to PPL Services to provide for participation by any of the newly realigned companies. Substantially all employees of PPL Electric are covered by a defined benefit plan and will become eligible for certain health care and life insurance benefits upon retirement.

        PPL Electric was allocated its portion of the pension benefit obligation on July 1, 2000 and net periodic pension costs from July 1, 2000 to December 31, 2000. The net periodic pension cost charged to (or credited to) operating expense was $(6) million in 2000, $8 million in 1999, and $2 million in 1998. Costs in excess of the amounts charged to expense were charged to construction and other accounts. At December 31, 2000, the balance of PPL Electric’s pension liability was $105 million.

        PPL Electric was also allocated its portion of the postretirement medical benefit obligation on July 1, 2000 and retiree health and benefit costs for July 1, 2000 to December 31, 2000. The retiree health and benefits costs charged to operating expense was $19 million in 2000, $20 million in 1999, and $19 million in 1998. Costs in excess of the amounts charged to expense were charged to construction and other accounts. At December 31, 2000, the balance of PPL Electric’s postretirement medical liability was $5 million.

        PPL Electric has a regulatory asset of $6 million relating to postretirement benefits that is being amortized and recovered in rates with a remaining life of 12 years.

        PPL Electric also maintains an additional liability for the cost of health care of retired miners of former subsidiaries that had been engaged in coal mining. At December 31, 2000 the liability was $20 million. The liability is the net of $53 million of estimated future benefit payments offset by $33 million of available assets in a PPL Electric funded VEBA trust.

    Savings Plans

        Substantially all employees of PPL Electric and its subsidiaries are eligible to participate in deferred savings plans (401k’s). Company contributions to the plans approximated $4 million in 2000, $4 million in 1999, and $3 million in 1998. Increasing contributions were the result of a 1999 enhanced matching formula for the PPL Electric plans.

        Substantially all employees of PPL Electric are also eligible to participate in the PPL Employee Stock Ownership Plan.

    Postemployment Benefits

        PPL Electric provides health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. Postemployment benefits charged to operating expenses were not significant in 2000, 1999 or 1998.

10. Jointly Owned Facilities

        PPL Electric transferred its ownership interest in joint-owned facilities to PPL Generation in the July 1, 2000 corporate realignment. See Note 13.

11. Commitments and Contingent Liabilities

    Nuclear Insurance

        In connection with the corporate realignment, effective July 1, 2000, ownership and operation of the Susquehanna nuclear station was transferred to PPL Susquehanna, which became the insured under existing nuclear insurance programs.

    Environmental Matters

        In connection with the corporate realignment, effective July 1, 2000, any air, water and residual waste contingent liabilities associated with the generation assets of PPL Electric were assumed by PPL Generation.

    Superfund and Other Remediation

        In 1995, PPL Electric entered into a consent order with the DEP to address a number of sites where PPL Electric may be liable for remediation. This may include potential PCB contamination at certain PPL Electric substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned and operated by PPL Electric; and oil or other contamination which may exist at some of PPL Electric’s former generating facilities. As of December 31, 2000, work has been completed on approximately three-quarters of the sites included in the consent order.

        At December 31, 2000, PPL Electric had accrued approximately $5 million, representing the amount it estimates it will have to spend for site remediation, including those sites covered by its consent order mentioned above.

    Guarantees of Affiliated Companies

        At December 31, 2000 and 1999, PPL Electric provided a guarantee in the amount of $12 million in support of Safe Harbor Water Power Corporation.

    Source of Labor Supply

        As of December 31, 2000, PPL Electric had a total of 3,330 full-time employees with approximately 76%, or 2,535, being members of the IBEW Local Union 1600. The agreement with the IBEW Local Union 1600 was negotiated in 1998 and expires in May 2002.

12. Related Party Transactions

        As part of the corporate realignment, PPL Electric entered into power sales agreements with PPL EnergyPlus for the purchase of electricity to meet its obligations as a PLR for customers who have not selected an alternative supplier under the Customer Choice Act. Under the terms of these agreements, this electricity is purchased by PPL Electric at the applicable shopping credits authorized by the PUC, plus nuclear decommissioning costs, less state taxes. These purchases totaled $540 million for the six months ended December 31, 2000, and are included in “Energy purchases” on the Consolidated Statement of Income.

        Also as part of the corporate realignment, PPL Electric executed a reciprocal contract with PPL EnergyPlus to sell electricity purchased under contracts with NUGs. PPL Electric purchases electricity from the NUGs at contractual rates, and then sells the electricity at the same price to PPL EnergyPlus. These revenues totaled $85 million for the six months ended December 31, 2000, and are included in Operating Revenues as “Wholesale energy marketing and trading” on the Consolidated Statement of Income.

        Lastly, corporate functions such as financial, legal, human resources and information services were transferred to PPL Services in the corporate realignment. PPL Services bills the respective PPL subsidiaries for the cost of such services when they can be specifically identified. The cost of these services that are not directly charged to PPL subsidiaries are allocated to certain of the subsidiaries based on the relative capital invested by PPL in these subsidiaries. During the period July 1, 2000 to December 31, 2000, PPL Services charged PPL Electric approximately $21.9 million for direct expenses, and allocated PPL Electric approximately $41.4 million of overhead costs.

13. Corporate Realignment

        On July 1, 2000, PPL and PPL Electric completed a corporate realignment in order to effectively separate PPL Electric’s regulated transmission and distribution businesses from its recently deregulated generation businesses and to better position the companies and their affiliates in the new competitive marketplace. The realignment included PPL Electric’s transfer of certain generation and related assets, along with the associated liabilities, to PPL Energy Funding, a wholly-owned subsidiary. PPL Electric then distributed its investment in PPL Energy Funding to PPL. The net book value of this transfer, recorded effective July 1, 2000, was $271 million.

        This $271 million non-cash dividend to PPL had a significant impact on the consolidated assets and liabilities of PPL Electric. As indicated on the Consolidated Statement of Cash Flows of PPL Electric, approximately $73 million of cash and cash equivalents of consolidated affiliates was divested as a result of the realignment distribution. The following major reductions in consolidated assets and liabilities resulted from the non-cash dividend (millions of dollars):

Assets
Cash and cash equivalents	$ 73
Other current assets	331
Investments	578
Property, plant and equipment	1,969
Other noncurrent assets	16

$2,967

Liabilities and Equity
Current liabilities	$ 767
Deferred credits and other noncurrent liabilities	1,935
Minimum pension liability component of accumulated other comprehensive income	(6)

$2,696

Net Dividend	$ 271

        As a result of the corporate realignment, PPL Electric’s principal businesses are the transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in that territory as a PLR. Other subsidiaries of PPL and PPL Electric are generally aligned in the new corporate structure according to their principal business functions.

        The corporate realignment followed receipt of various regulatory approvals, including approvals from the PUC, the FERC, the NRC and the IRS.

14. Adoption of SFAS 133

        In June 2000, the FASB issued SFAS 138, which amends certain implementation issues of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” PPL Electric will adopt SFAS 133, as amended by SFAS 137 and SFAS 138, as of January 1, 2001.

        In an effort to assess the financial statement impact of the adoption of SFAS 133 and SFAS 138, PPL evaluated its current commodity contracts and financial instruments. Contract evaluations were performed by a PPL project team of representatives from PPL’s major business lines. Additionally, an outside consultant was retained to provide guidance to the team. Contracts that were identified as derivatives under SFAS 133 and SFAS 138 were also evaluated to determine if hedge accounting treatment could be applied.

        Based upon this evaluation, it appears that as of December 31, 2000, contracts which meet the definition of a derivative will not have a significant impact on PPL Electric’s results of operations or its financial position.

SELECTED FINANCIAL AND OPERATING DATA
PPL Electric Utilities Corporation

	2000(a), (f)	1999(a)	1998(a)	1997(a)	1996
Income Items—millions
Operating revenues	$3,336	$3,952	$3,643	$3,049	$2,911
Operating income (e)	669	749	801	790	809
Earnings (loss) available to PPL	261	398	(587)	308	329
Excluding nonrecurring Items	237	337	301	313	329
Balance Sheet Items—millions (b)
Property, plant and equipment, net	2,401	4,345	4,331	6,820	6,960
Recoverable transition costs	2,425	2,647	2,819
Total assets	5,924	9,092	8,838	9,472	9,405
Long-term debt	3,126	3,505	2,569	2,633	2,832
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures	250	250	250	250
Preferred stock
With sinking fund requirements	47	47	295	295	295
Without sinking fund requirements	50	50	171	171	171
Common equity	1,160	1,296	1,730	2,612	2,617
Short-term debt	59	183	91	45	10
Total capital provided by investors	4,692	5,331	5,106	6,006	5,925
Capital lease obligations (g)		125	168	171	247
Financial Ratios
Return on average common equity —% (d)	18.35	17.90	11.45	11.91	12.95
Embedded cost rates (b)
Long-term debt —%	6.88	6.97	7.56	7.91	7.89
Preferred stock —%	5.87	5.87	6.09	6.90	6.09
Preferred securities —%	8.44	8.44	8.44	8.43
Times interest earned before income taxes (d)	2.65	3.46	3.77	3.67	3.62
Ratio of earnings to fixed charges— total enterprise basis (c), (d)	2.47	3.10	3.53	3.47	3.50
Ratio of earnings to fixed charges and dividends on preferred stock—total enterprise basis (c), (d)	2.31	2.62	2.68	2.77	2.93
Sales Data
Customers (thousands) (b)	1,270	1,270	1,257	1,247	1,236
Electric energy sales delivered—millions of kWh
Residential	11,924	11,704	11,156	11,434	11,849
Commercial	11,565	11,002	10,597	10,309	10,288
Industrial	10,224	10,179	10,227	10,078	10,016
Other	194	160	164	143	154

Service area sales	33,907	33,045	32,144	31,964	32,307
Wholesale energy sales	17,548	31,715	36,708	21,454	14,341

Total electric energy sales delivered	51,455	64,760	68,852	53,418	46,648

(a)
The earnings for each year, except for 1996, were affected by nonrecurring Items. These adjustments affected earnings available to PPL and certain Items in Financial Ratios. See “Earnings” in Review of the Financial Condition and Results of Operations for a description of nonrecurring Items in 2000, 1999 and 1998.

(b)	At year-end.
(c)
Computed using earnings and fixed charges of PPL Electric and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals.

(d)	Based on earnings excluding nonrecurring Items.
(e)	Operating income of 1997 and 1996 restated to conform to the current presentation.
(f)	Selected Financial and Operating Data for 2000 were affected by the corporate realignment on July 1, 2000.
(g)
PPL Electric terminated its capital lease in 2000. See Note 1 for additional information. (See “Corporate Realignment” in Review of Financial Condition and Results of Operations for additional discussion).

EXECUTIVE OFFICERS OF PPL ELECTRIC UTILITIES CORPORATION

        Officers of PPL Electric are elected annually by its Board of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, or any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.

        There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.

        Listed below are the executive officers of PPL Electric as of December 31, 2000:

Name	Age	Position	Effective Date of Election to Present Position
Michael E. Bray	53	Vice Chair and President	July 1, 2000
Joseph J. McCabe	50	Vice President and Controller	August 1, 1995
James E. Abel	49	Treasurer	July 1, 2000

        Each of the above officers, with the exception of Mr. Bray, has been employed by PPL Electric Utilities for more than five years as of July 1, 2000. In connection with the July 1, 2000 corporate realignment, Messrs. McCabe and Abel became employees of PPL Services Corporation, another PPL subsidiary.

        Mr. Bray joined PPL Electric Utilities in April 2000. Prior to that time, he was President and Chief Executive Officer of Consolidated Edison Development, Inc.

        Prior to their election to the positions shown above, the following executive officers held other positions within PPL Electric Utilities since January 1, 1996; Mr. McCabe was Controller; and Mr. Abel was Manager—Treasury, Manager—Auditing, and Treasurer.

SHAREOWNER AND INVESTOR INFORMATION

        Annual Meetings: The 2001 annual meeting of shareowners of PPL Electric will be held Tuesday, April 24, 2001, in the North Auditorium of PPL’s headquarters in Allentown, Pennsylvania.

        Information Statement Material: An information statement and notice of PPL Electric’s annual meeting is mailed to all shareowners of record as of February 28, 2001.

        Dividends: The 2001 dates for consideration of the declaration of dividends on PPL Electric preferred stock by the PPL Electric Board of Directors are February 23, May 25, August 24 and November 16. Subject to the declaration, such dividends are paid on the first day of April, July, October and January. Dividend checks are mailed in advance of those dates with the intention that they arrive as close as possible to the payment dates. The 2001 record dates for dividends are expected to be March 9, June 8, September 10, and December 10.

        Direct Deposit of Dividends: Shareowners may choose to have their dividend checks deposited directly into their checking or savings account. Quarterly dividend payments are electronically credited on the dividend date, or the first business day thereafter.

        Dividend Reinvestment Plan: Shareowners may choose to have dividends on their PPL Electric preferred stock reinvested in PPL common stock instead of receiving the dividend by check.

        Certificate Safekeeping: Shareowners participating in the Dividend Reinvestment Plan may choose to have their common stock certificates forwarded to PPL Services Corporation for safekeeping.

        Lost Dividend or Interest Checks: Dividend or interest checks lost by investors, or those that may be lost in the mail, will be replaced if the check has not been located by the 10th business day following the payment date.

        Transfer of Stock or Bonds: Stock or bonds may be transferred from one name to another or to a new account in the name of another person. Please contact Investor Services regarding transfer instructions.

        Bondholder Information: Much of the information and many of the procedures detailed here for shareowners also apply to bondholders. Questions related to bondholder accounts should be directed to Investor Services.

        Lost Stock or Bond Certificates: Please contact Investor Services for an explanation of the procedure to replace lost stock or bond certificates.

        Shareowner News: An easy-to-read newsletter containing current items of interest to shareowners —published and mailed at the beginning of each quarter.

        Periodic Mailings: Letters regarding new investor programs, special items of interest, or other pertinent information are mailed on a non-scheduled basis as necessary.

        Duplicate Mailings: The PPL Corporation summary annual report and other investor publications are mailed to each investor account. If you have more than one account, or if there is more than one investor in your household, you may contact Investor Services to request that only one publication be delivered to your address. Please provide account numbers for all duplicate mailings.

        Shareowner Information Line: Shareowners can get detailed corporate and financial information 24 hours a day using the Shareowner Information Line. They can hear timely recorded messages about earnings, dividends and other company news releases; request information by fax; and request printed materials in the mail.

        The toll-free Shareowner Information Line is 1-800-345-3085.

        Other PPL Electric publications, such as the annual and quarterly reports to the Securities and Exchange Commission (Forms 10-K and 10-Q) will be mailed upon request.

        Shareowners can also obtain information from PPL’s Internet home page (www.pplweb.com). Shareowners can access PPL Electric’s Securities and Exchange Commission filings, stock quotes and historical performance. Visitors to our website can provide their E-mail address and indicate their desire to receive future earnings or news releases automatically.

        Investor Services: For any questions you have or additional information you require about PPL Electric and its subsidiaries, please call the Shareowner Information Line, or write to:

Manager-Investor Services
PPL Services Corporation
Two North Ninth Street
Allentown, PA 18101

        Internet Access: For updated information throughout the year, check out our home page at http://www.pplweb.com. You may also contact Investor Services via E-mail at invserv@pplweb.com.

Listed Securities:
New York Stock Exchange
PPL Corporation:
Common Stock (Code: PPL)

PPL Electric Utilities Corporation:
4 1 /2% Preferred Stock
(Code: PPLPRB)
4.40% Series Preferred Stock
(Code: PPLPRA)

PPL Capital Trust:
8.20% Preferred Securities
(Code: PPLPRC)

PPL Capital Trust II:
8.10% Preferred Securities
(Code: PPLPRD)

Philadelphia Stock Exchange
PPL Corporation:
Common Stock

PPL Electric Utilities Corporation
4 1 /2% Preferred Stock
3.35% Series Preferred Stock
4.40% Series Preferred Stock
4.60% Series Preferred Stock

Fiscal Agents:
Stock Transfer Agents and Registrars
Wells Fargo Bank Minnesota, N.A.
Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

PPL Services Corporation
Investor Services Department

Dividend Disbursing Office and
Dividend Reinvestment Plan Agent
PPL Services Corporation
Investor Services Department

Mortgage Bond Trustee
Bankers Trust Co.
Attn: Security Transfer Unit
P.O. Box 291569
Nashville, TN 37229

Bond Interest Paying Agent
PPL Electric Utilities Corporation
Investor Services Department

QUARTERLY FINANCIAL DATA (Unaudited)
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	For the Quarters Ended (a)
	March 31	June 30	Sept. 30	Dec. 31
2000
Operating revenues	$1,127	$1,006	$ 570	$633
Operating income	268	217	100	84
Net income before extraordinary Items	137	102	31	6
Net income	137	102	31	17
Earnings available to PPL	131	95	25	10

1999
Operating revenues	$ 968	$ 923	$1,128	$933
Operating income	237	148	190	174
Net income before extraordinary Items	120	73	166	122
Net income	120	73	107	135
Earnings available to PPL	108	61	101	128

(a)
PPL Electric’s business is seasonal in nature with peak sales periods generally occurring in the winter months. In addition, earnings in several quarters were affected by several nonrecurring items. Lastly, PPL Electric transferred its electric generation and related assets as part of a corporate realignment. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations.

        For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the Shareowner Information Line, or write to:

Manager—Investor Services Department
PPL Services Corporation
Two North Ninth Street (GENTW14)
Allentown, PA 18101

Shareowner Information Line: 800-345-3085

        PPL Electric Utilities and PPL Corporation file a joint Form 10-K Report and Form 10-Q Report with the Securities and Exchange Commission. The Form 10-K Report for 2000 and the Form 10-Q Report for the quarter ending March 31, 2001 are available without charge by writing to the Investor Services Department at the address printed above, or by calling the toll-free number.

For the latest information on PPL Electric Utilities Corporation or PPL Corporation
visit our location on the Internet at
http://www.pplweb.com
Admission Ticket PPL Electric Utilities Corporation Annual Meeting of Shareowners 8:30 a.m., April 24, 2001 Two North Ninth Street Allentown, Pennsylvania

          March 12, 2001

Dear Shareowner of Preferred Stock:

          It is a pleasure to invite you to attend the 2001 Annual Meeting of Shareowners, which will be held at
8:30 a.m. on Tuesday, April 24, 2001, at the offices of PPL Electric Utilities Corporation at Two North Ninth Street, Allentown. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Information Statement.

          The accompanying Notice of Annual Meeting and Information Statement is being provided to you for information purposes only.

          As detailed in the Information Statement, votes from holders of Preferred and Series Preferred Stock can have no effect on the outcome of matters under consideration at the Annual Meeting. This is because PPL Corporation owns all of the outstanding shares of common stock of PPL Electric Utilities Corporation, which represents 99% of the voting shares. Consequently, in an effort to avoid unnecessary expense, we are not soliciting proxies from such holders. Preferred and Series Preferred holders are, of course, welcome to attend the Meeting on April 24.

          We hope you will be able to attend in person. If you plan to attend the meeting, please bring this admission ticket with you to the meeting.

Sincerely yours,

William F. Hecht
Chairman

N
W
E
S
Airport Terminal
PA TURNPIKE
RTE 9
RTE 309
CEDAR CREST BLVD
MacARTHUR ROAD
FULLERTON AVE
AIRPORT ROAD
US 22
EXIT 33
US 22
WASHINGTON
TILGHMAN ST
UNION BLVD
I-78
15th STREET
10th STREET
7th STREET
FRONT STREET
Lehigh River
TO Bethlehem
TURNER STREET
LINDEN STREET
HAMILTON BLVD
WALNUT STREET
US 222
HANOVER AVE
IRVING ST
FOUNTAIN ST
9th STREET
8th STREET
6th STREET
4th STREET
ONE WAY
GENERAL OFFICE
2 North 9th Street
Allentown, PA 18101